SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
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Allied Waste Industries, Inc.

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ALLIED WASTE INDUSTRIES, INC.
18500 NORTH ALLIED WAY
PHOENIX, ARIZONA 85054
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 22, 2008
Notice is hereby given that the annual meeting (the “Annual Meeting”) of the stockholders of Allied Waste Industries, Inc., a Delaware corporation (“Allied”, “we”, “us” or “our company”), will be held at the Marriott at McDowell Mountains, 16770 N. Perimeter Drive, Scottsdale, Arizona 85260, on May 22, 2008 at 9:00 AM, MST, for the following purposes:
1.	To elect ten directors to hold office until the 2009 Annual Meeting of stockholders and until their respective successors are duly elected and qualified.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (“independent auditors”) for fiscal year 2008.

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.
A record of the stockholders has been taken as of the close of business on March 24, 2008 (the “Record Date”) and only those stockholders of record on that date will be entitled to notice of and to vote at the Annual Meeting. A list of such stockholders will be available commencing March 26, 2008, and may be inspected prior to the Annual Meeting at our corporate headquarters during normal business hours.
Your participation in our Annual Meeting is important. To ensure your representation, if you do not expect to be present at the meeting, at your earliest convenience, please vote your shares by phone at 1-800-PROXIES (instructions are on the enclosed proxy card), via the Internet at www.voteproxy.com (instructions are on the enclosed proxy card) or by signing, dating and returning the enclosed proxy in the prepaid-postage envelope which has been provided for your convenience. The prompt return of proxies will ensure a quorum and save our company the expense of further solicitation.

By Order of the Board of Directors,
/s/ John J. Zillmer
John J. Zillmer
Chairman of the Board and Chief Executive Officer

April 10, 2008

ALLIED WASTE INDUSTRIES, INC.
18500 NORTH ALLIED WAY
PHOENIX, ARIZONA 85054
PROXY STATEMENT MAILING INFORMATION
REGARDING
THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 22, 2008
This proxy statement is being mailed to stockholders on or about April 10, 2008, in connection with the solicitation by the Board of Directors (the “Board of Directors” or the “Board”) of Allied Waste Industries, Inc., a Delaware corporation (“Allied”, “we”, “us” or “our company”), of proxies to be voted at the annual meeting of stockholders (the “Annual Meeting”) to be held in Scottsdale, Arizona on May 22, 2008, and upon any adjournment, for the purposes set forth in the accompanying notice.
The Securities and Exchange Commission permits us to deliver a single proxy statement and annual report to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in cost savings for our company. To take advantage of this opportunity, we deliver only one proxy statement and annual report to multiple stockholders who share an address. If you prefer to receive separate copies of a proxy statement or annual report, either now or in the future, or if you currently are a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy statements and annual reports for your household, please send your request in writing to us at the following address: Allied Waste Industries, Inc., Attn: Investor Relations Department, 18500 North Allied Way, Phoenix, Arizona 85054.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be
Held on May 22, 2008
Under new Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for our Annual Meeting also are available on the Internet. The proxy statement and annual report to shareholders are available at:
http://proxy2008.alliedwaste.com

Unless the context requires otherwise, reference in this Proxy Statement to “we”, “us” or “our company”, refers to Allied Waste Industries, Inc. and its consolidated subsidiaries.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
Q.	Who may vote at the Annual Meeting?

A.	You may vote if you were a holder of record of our common stock as of the close of business on March 24, 2008.

Q.	What will I be voting on?

A.	The following proposals will be considered at the Annual Meeting:
•	Election of directors (“Proposal 1”).

•	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for 2008 (“Proposal 2”).
Q.	How many votes do I have?

A.	You will have one vote for every share of our common stock you owned on March 24, 2008.

Q.	What constitutes a quorum for the Annual Meeting?

A.	As of March 24, 2008, there were issued, outstanding and entitled to vote 431,276,256 shares of our common stock. A quorum is at least a majority of the voting power represented by the shares of our common stock, or 215,638,129 shares. A quorum must be present or represented at the Annual Meeting for any action to be taken. If a quorum is not present or represented at the Annual Meeting, the holders of a majority of the shares entitled to vote at the meeting who are present in person or represented by proxy, or the chairman of the meeting, may adjourn the meeting until a quorum is present or represented. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.

Q.	How many votes are required to approve the proposals, assuming a quorum?

A.	The affirmative vote of the majority of votes cast by the holders of our common stock at the Annual Meeting is required for the election of directors (Proposal 1). The affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote is required for approval of Proposal 2.

We are a party to a Shareholders’ Agreement, as described in more detail under “Voting Agreements Regarding the Election of Directors”. The Shareholders’ Agreement gives the stockholders that are parties to the agreement the right to nominate three directors to our Board, and requires them to vote in favor of those nominees selected in accordance with the provisions of the Shareholders’ Agreement. These stockholders own approximately 11.1% of the voting power entitled to vote at the Annual Meeting. These stockholders and our directors and executive officers, who in the aggregate own approximately 11.9% of the voting power entitled to vote at the Annual Meeting, intend to vote for approval of each of the nominees for director named in this proxy statement.

Q.	How do I vote?

A.	You can vote either in person at the Annual Meeting or by proxy, whether or not you attend the Annual Meeting. To vote by proxy, you must either:

•	fill out the enclosed proxy card, date and sign it, and return it in the enclosed return envelope,

•	vote by phone at 1-800-PROXIES (instructions are on the proxy card), or

•	vote by Internet at www.voteproxy.com (instructions are on the proxy card).
If you wish to vote by proxy, please take one of the steps described above as soon as possible so that your shares can be voted at the Annual Meeting. If you vote by phone or Internet, there is no need to mail back your proxy card.
Q.	What if I do not vote for some of the matters listed on my proxy card?

A.	If you return a proxy card without indicating your vote, your share(s) will be voted for the director nominees listed, and for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors.

Q.	What are broker non-votes?

A.	The New York Stock Exchange (“NYSE”) permits brokers to vote their customers’ shares on routine matters when the brokers have not received voting instructions from their customers. The election of directors and the ratification of independent auditors are examples of routine matters on which brokers may vote in this way. Brokers may not vote their customers’ shares on non-routine matters unless they have received voting instructions from their customers. Non-voted shares on non-routine matters are broker non-votes.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	If your shares are held in “street name” in a brokerage account, your broker will be able to vote your shares on Proposals 1 and 2.

Q.	How are broker non-votes and abstentions counted?

A.	There are no broker non-votes on the election of directors (Proposal 1) or the ratification of auditors (Proposal 2). Abstentions will have no effect on Proposal 1, as the election is determined by reference to the votes actually cast. For Proposal 2, where the vote required is a majority of votes present and entitled to vote, abstentions are equivalent to a vote cast against the proposal.

Q.	Can I change my vote?

A.	Yes, you can change your vote at any time. If you have voted by sending in your proxy card, by phone, or by Internet, you can change your vote in one of three ways. First, you can send a written notice to us stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card to us, or cast a new vote by phone or Internet. Third, you can attend the meeting and vote in person. Your attendance alone will not, however, revoke your proxy. If you have instructed a broker to vote your shares, you must follow the procedure provided by your broker to change these instructions.

Q.	Do I need to attend the Annual Meeting in person?

A.	No. Although you are welcome to attend, it is not necessary for you to attend the Annual Meeting in order to vote your shares.

Q.	How does the Board of Directors recommend I vote on the proposals?

A.	The Board recommends you vote:
•	FOR the election of the ten nominees to the Board of Directors; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our Independent Auditors for fiscal 2008.
Q.	Where can I find more information about Allied?

A.	We file reports and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at our website at http://www.alliedwaste.com and at the Internet site maintained by the SEC at http://www.sec.gov.

Q.	Who can help answer my questions?

A.	If you have questions about the Annual Meeting or the proposals after reading this proxy statement, or require assistance voting your shares, you can call D. F. King and Co., Inc., which is assisting us, toll-free at 1-800-549-6746.

Q.	Are the proxy materials for the Annual Meeting available on the Internet?

A.	Yes. The proxy materials for the Annual Meeting are available on our website at http://proxy2008.alliedwaste.com

ELECTION OF DIRECTORS
(Proposal 1)
Ten directors of our company are to be elected at the Annual Meeting, with each director to hold office until our next Annual Meeting and until his respective successor is elected and qualified (the “Nominees”). The Nominees have been nominated by the Board based on the recommendation of the Governance Committee of the Board. Each Nominee has consented to be named in this proxy statement and has agreed to serve as a member of the Board if elected. If any Nominee should become unavailable for election, the proxy may be voted for a substitute nominee selected by the persons named in the proxy or the size of the Board may be reduced accordingly. The Board is not aware of any existing circumstances likely to render any Nominee unavailable.
Under the terms of a Shareholders’ Agreement with our company, certain of our stockholders are entitled to nominate three directors to our Board. These stockholders control shares representing 11.1% of the shares entitled to vote at the Annual Meeting. The Nominees for election by these stockholders are David P. Abney, David I. Foley and James A. Quella. Please see “Voting Agreements Regarding the Election of Directors” for more information about this agreement.
The Nominees who receive a majority of the votes cast by the holders of our common stock represented at the Annual Meeting will be duly elected directors. Allied is a Delaware corporation and, under Delaware law, if an incumbent director is not elected, that director remains in office until the director’s successor is duly elected and qualified or until the director’s death, resignation or retirement. To address this potential outcome, in December 2007, the Board also adopted a director resignation policy in our by-laws. Under this policy, the Board of Directors will nominate for directors only those incumbent candidates who tender, in advance, irrevocable resignations, and the Board has obtained such conditional resignations from the nominees in this year’s proxy statement. The irrevocable resignations will be effective upon the failure to receive the required vote at any annual meeting at which they are nominated for re-election and Board acceptance of the resignation. The Governance Committee will recommend to the Board whether to accept or reject the tendered resignation. The Board will publicly disclose its decision within 90 days following certification of the vote. In addition, the director whose resignation is under consideration will not participate in the recommendation of the Governance Committee with respect to the resignation. If the Board does not accept the resignation, the director will continue to serve until the next annual meeting and until his or her successor is duly elected, or until his or her earlier resignation or removal. If the Board accepts the resignation, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board.
THE BOARD RECOMMENDS A VOTE FOR ALL TEN NOMINEES TO OUR BOARD OF DIRECTORS.
Information Regarding the Nominees
Information about each of the Nominees is set forth below:

Director Name	Position Held	Age	Director Since
John J. Zillmer	Chairman of the Board of Directors and Chief Executive Officer	52	2005
David P. Abney	Director	52	2008
Charles H. Cotros	Director	70	2004
James W. Crownover	Director	64	2002
William J. Flynn	Director	54	2007
David I. Foley	Director	40	2006
Nolan Lehmann	Director	63	1990
Leon J. Level	Director	67	2007
James A. Quella	Director	58	2005
John M. Trani	Director	63	2007

John J. Zillmer has served as our Chief Executive Officer and Chairman of the Board since May 2005. Mr. Zillmer was retired from January 2004 until his appointment as our Chief Executive Officer and Chairman of the Board in May 2005. From May 2000 until January 2004, Mr. Zillmer served as Executive Vice President of ARAMARK Corporation. During the same period, he also served as President of ARAMARK’s Food and Support Services Group. Prior to such time, he held various senior management positions with ARAMARK, including President of its Food and Support Services International division from August 1999 to May 2000 and President of its Business Services division from May 1995 to August 1999. From 1976 to 1986, Mr. Zillmer served in general management and staff positions with Saga Corporation and Szabo Food Service Company. Mr. Zillmer also serves as a director of United Stationers, Inc., Reynolds American, Inc. and Ecolab, Inc. Mr. Zillmer will not be standing for re-election as a director of United Stationers, Inc. at their annual meeting in May 2008.
David P. Abney has served as a director of our company since April 2008. Mr. Abney is Chief Operating Officer for United Parcel Service, Inc. (“UPS”). Prior to his current position, Mr. Abney served as Senior Vice President and President, UPS International from 2003 to 2007 and UPS/Fritz Companies Integration Manager from 2001 to 2002. Mr. Abney also served in various positions of increasing responsibility with UPS since starting his career there in 1974. Mr. Abney is a Trustee of The UPS Foundation and serves on the Boards of the Air Transport Association, the Southern Center for International Studies and the Coalition of Service Industries. Mr. Abney is also on the Board of Trustees for Delta State University.
Charles H. Cotros has served as a director of our company since July 2004. Mr. Cotros also served as our interim Chief Executive Officer and Chairman of the Board from October 2004 through May 2005. Mr. Cotros began his career in the food service industry in 1960 with Tri-State General Food Supply (“Tri-State”). After Tri-State merged with SYSCO in 1974, he served in various positions of increasing responsibility and was elected Chief Operating Officer in 1995, President in 1999, and Chief Executive Officer and Chairman of the Board of Directors in 2000. Mr. Cotros served as the Chief Executive Officer and Chairman of the Board of Directors for SYSCO from 2000 until he retired from SYSCO in 2002. Mr. Cotros was retired from 2002 until his appointment as our interim Chief Executive Officer and Chairman of the Board in October 2004. Mr. Cotros serves as a director of AmerisourceBergen Corporation.
James W. Crownover has served as a director of our company since December 2002. Mr. Crownover completed a 30-year career with McKinsey & Company, Inc. (“McKinsey”) when he retired in 1998. He headed McKinsey’s Southwest practice for many years, and also co-headed the firm’s worldwide energy practice. In addition, he served as a member of McKinsey’s Board of Directors. Mr. Crownover also serves as a director of Chemtura Corporation, Weingarten Realty Investors, and FTI Consulting, Inc. He also is Chairman of the Board of Trustees of Rice University and a trustee of the Houston Grand Opera, and Project GRAD.
William J. Flynn has served as a director of our company since February 2007. Mr. Flynn is the President and Chief Executive Officer of Atlas Air Worldwide Holdings, Inc. (“Atlas”). Prior to joining Atlas in 2006, Mr. Flynn served as President and Chief Executive Officer of GeoLogistics Corporation from 2002 until its sale to PWC Logistics in 2005. Mr. Flynn was a Senior Vice President with CSX Corporation from 2000 to 2002 and held various positions of increasing responsibility with Sea-Land Service Inc. from 1977 to 1999. Mr. Flynn also serves as a director of Atlas and Horizon Lines, Incorporated. He also is the director of the Air Transport Association.
David I. Foley has served as a director of our company since March 2006. Mr. Foley is a Senior Managing Director at The Blackstone Group, L.P. (“Blackstone”). Blackstone holds investments in our company. Prior to joining Blackstone in 1995, Mr. Foley was an employee of AEA Investors, Inc. from 1991 to 1993 and a consultant with The Monitor Company from 1989 to 1991. He also serves as a director of Foundation Coal Holdings, Inc.
Nolan Lehmann has served as a director of our company since October 1990. Since April, 2007, Mr. Lehmann has been a managing director of Altazano Management, LLC, a private wealth management advisory firm. From 1983 until his retirement in June 2005, Mr. Lehmann was President of Equus Capital Management Corporation, a registered investment advisor, and from 1991 to June 30, 2005, he was

President and a director of Equus II Incorporated, a registered public investment company. Mr. Lehmann is a certified public accountant. Mr. Lehmann also serves as a director of several private corporations. He is a director Child Advocates of Harris County.
Leon J. Level has served as a director of our company since May 2007. Mr. Level served as Corporate Vice President and Chief Financial Officer and as a director of Computer Sciences Corporation (“CSC”) from 1989 to 2006. Prior to his CSC experience, Mr. Level held ascending and varied financial management and executive positions with Unisys Corporation (formerly Burroughs Corporation), including corporate vice president, treasurer and chairman of Unisys Finance Corporation, The Bendix Corporation (executive director and assistant corporate controller) and Deloitte, LLP (formerly Deloitte, Haskins & Sells). Mr. Level is a Certified Public Accountant. He also serves on the Boards of Levi Strauss & Co. and UTi Worldwide Inc. He also is a trustee of the Autry National Center.
James A. Quella has served as a director of our company since August 2005. Mr. Quella is a Senior Managing Director and Senior Operating Partner at Blackstone, which holds investments in our company. Prior to joining Blackstone in 2004, Mr. Quella was a Managing Director and Senior Operating Partner with DLJ Merchant Banking Partners from June 2000 to February 2004. From September 1981 to February 2004, Mr. Quella also worked at Mercer Management Consulting and Strategic Planning Associates, its predecessor firm, where he served as a senior consultant to CEOs and senior management teams, and was Co-Vice Chairman with shared responsibility for overall management of the firm. Mr. Quella also serves as a director of Michael Stores, Inc., The Nielsen Company, Graham Packaging Company, L.P., InteleNet Communications, Inc. and Vanguard Health Systems Inc.
John M. Trani has served as a director of our company since February 2007. Mr. Trani was Chairman of Accretive Commerce (formerly New Roads) from February, 2004 until it was acquired in September, 2007. Prior to that, Mr. Trani was Chairman and Chief Executive Officer of The Stanley Works from 1997 until his retirement in 2003. Prior to joining Stanley, Mr. Trani served in various positions of increasing responsibility with General Electric Company (“GE”) from 1978 to 1996. Mr. Trani was a Senior Vice President of GE and President and Chief Executive Officer of its Medical Systems Group from 1986 to 1996. Mr. Trani also serves as a director of Goss International and Arise Inc. He is a Special Advisor to Young America Corporation.
VOTING AGREEMENTS REGARDING THE ELECTION OF DIRECTORS
We are a party to the Third Amended and Restated Shareholders’ Agreement, dated as of December 18, 2003 (the “Shareholders’ Agreement”), with Apollo Advisors II, L.P. and Blackstone Capital Partners II Merchant Bank Fund L.P., including affiliated or related persons (collectively, the “Apollo/Blackstone Investors”), which was amended as of December 28, 2006 (the Shareholders’ Agreement, as amended, is referred to as the “Amended Shareholders’ Agreement”). The Shareholders’ Agreement amended and restated the shareholders agreement that was entered into with the Apollo/Blackstone Investors at the time they acquired their shares of Series A Preferred Stock and became effective at the time of the exchange of 110.5 million shares of common stock for shares of Series A Preferred Stock. The December 2006 amendment to the Shareholders Agreement terminated the agreement with respect to certain other stockholders unrelated to the Apollo/Blackstone Investors. In May 2007, Apollo Advisors II, L.P. sold the balance of its investment in our company and no longer owns any shares of Allied common stock. This sale of shares does not change our obligations under the Amended Shareholders’ Agreement.
Under the Amended Shareholders’ Agreement, we have agreed, until the earlier to occur of July 31, 2009 or the date upon which the Apollo/Blackstone Investors own, collectively, less than 10% of the sum of the shares of common stock they acquired from TPG Partners, L.P., TPG Parallel, L.P. and Laidlaw Transportation, Inc. and the 87,295,000 shares of the common stock issued in connection with the exchange (collectively, the “Apollo/Blackstone Shares”), to nominate and support the election to the Board of certain individuals (the “Shareholder Designees”) designated by the Apollo/Blackstone Investors. For so long as the Apollo/Blackstone Investors beneficially own (i) 80% or more of the Apollo/Blackstone Shares, they will be entitled to designate five Shareholder Designees; (ii) 60% or more, but less than 80%, of the Apollo/Blackstone Shares, they will be entitled to designate four Shareholder Designees;

(iii) 40% or more, but less than 60%, of the Apollo/Blackstone Shares, they will be entitled to designate three Shareholder Designees; (iv) 20% or more, but less than 40%, of the Apollo/Blackstone Shares, they will be entitled to designate two Shareholder Designees; and (v) 10% or more, but less than 20%, of the Apollo/Blackstone Shares, they will be entitled to designate one Shareholder Designee; provided, that if at any time as a result of our issuance of voting securities the Apollo/Blackstone Investors beneficially own 9% or less of the total voting power of voting securities then outstanding, the Apollo/Blackstone Investors will only be entitled to designate at most three Shareholder Designees. Currently, the Apollo/Blackstone Investors are entitled to designate three Shareholder Designees pursuant to the Amended Shareholders Agreement. Messrs. Abney, Foley and Quella are the Shareholder Designees designated by the Blackstone Investors.
In the Amended Shareholders’ Agreement, we agreed to (i) limit the number of our executive officers that serve on the Board to two, and (ii) nominate persons to the remaining positions on the Board who are recommended by the Governance Committee and are not our employees, officers or outside counsel or partners, employees, directors, officers, affiliates or associates of any Apollo/Blackstone Investors (the “Unaffiliated Directors”). Unaffiliated Directors will be nominated only upon the approval of a majority vote of the Governance Committee, which will consist of not more than four directors, at least two of whom will be Shareholder Designees, or such lesser number of Shareholder Designees as then serves on the Board. If the Apollo/Blackstone Investors beneficially own less than 50% of the Apollo/Blackstone Shares, the Governance Committee will contain only one member who is a Shareholder Designee.
In the Amended Shareholders’ Agreement, the Apollo/Blackstone Investors agreed that, generally until the earlier to occur of July 31, 2009 or the date upon which the Apollo/Blackstone Investors own, collectively, voting securities of our company that represent less than 10% of the total voting power of all of our voting securities on a fully diluted basis, the Apollo/Blackstone Investors will vote all voting securities beneficially owned by such persons to elect the individuals nominated to the Board in accordance with the provisions of the Shareholders’ Agreement, to vote all their shares as recommended by a majority of the entire Board in connection with mergers, business combinations and other similar extraordinary transactions, and otherwise to vote as they wish.
The Apollo/Blackstone Investors are subject to certain standstill and restriction on dispositions provisions under the Amended Shareholders’ Agreement. At the time of the exchange, we entered into a registration rights agreement with the Apollo/Blackstone Investors, which provides that the shares of common stock received in the exchange transaction may be included in any registration of securities requested by the Shareholders. In addition, we have agreed that the Apollo/Blackstone Investors may request a shelf registration of their shares of common stock at any time after December 18, 2004. In December 2006, the registration rights agreement was amended to also permit the Apollo/Blackstone Investors to use the shelf registration statement our company currently has on file with the SEC to sell their shares.
BOARD COMMITTEES AND CORPORATE GOVERNANCE
Lead Director
The Board established the position of Lead Director in 2002. Dennis R. Hendrix served as Lead Director from December 2002 until February 2007. Nolan Lehmann was appointed Lead Director in February 2007 and currently serves as our Lead Director.
The Lead Director chairs all executive sessions of the Board, separate from management, and acts as a liaison between the non-management and management members of the Board with respect to matters addressed in the executive sessions. The Lead Director acts as a resource to our Chairman and CEO. The Lead Director further provides our Chairman with input on scheduling of Board meetings and preparing agendas and materials for Board meetings, and recommends the retention of advisors and consultants who report directly to the Board, as necessary.

Board Committees
The Board supervises the management of our company. The Board has responsibility for establishing and implementing our general operating philosophy, objectives, goals and policies. The Board currently has four standing committees that perform various duties on behalf of, and report to, the Board pursuant to authority delegated to them by the Board. The four standing Committees are (a) the Executive Committee, (b) the Audit Committee, (c) the Management Development/Compensation Committee, and (d) the Governance Committee. These committees are described in more detail below. From time to time, the Board may form special committees, such as a pricing committee for certain financing transactions.
During 2007, the Board held five regularly scheduled meetings, three specially scheduled meetings, and acted by unanimous written consent on four occasions. There were fifteen regularly scheduled committee meetings and six specially scheduled committee meetings during 2007. The average attendance by the directors at Board and committee meetings during 2007 was approximately 85%. All directors served a full year in 2007 except Messrs. Flynn, Hendrix, Level, Martinez and Trani and Ms. Drescher. For 2007, all of our Board members attended at least 75% of the Board meetings and meetings of committees of which they were members, except for (a) Mr. Quella, who attended 71% of the Board and committee meetings (b) Mr. Hendrix, who attended 50% of the Board and committee meetings prior to his resignation on May 17, 2007 and (c) Mr. Martinez, who attended 67% of the Board and committee meetings prior to his resignation on July 2, 2007. The following table identifies the persons who served on our standing Board committees during 2007 and states the number of meetings held during 2007.

Management
Development/
Name	Executive	Audit	Governance	Compensation
Robert M. Agate (1)		Ö*	Ö
Charles H. Cotros				Ö
James W. Crownover		Ö	Ö*
Stephanie Drescher (2)	Ö			Ö
William J. Flynn (3)		Ö
David I. Foley	Ö		Ö
Dennis R. Hendrix (4)	Ö	Ö	Ö
Nolan Lehmann	Ö	Ö		Ö*
Leon J. Level (5)		Ö
Steven Martinez (6)			Ö
James A. Quella				Ö
John M. Trani (3)				Ö
John J. Zillmer	Ö*
Number of meetings in 2007	—	7	8	6 (7)

*	Indicates Chairperson as of 12/31/2007. Mr. Quella became chair of the Compensation Committee in February 2008.

(1)	Mr. Agate is not standing for re-election at the Annual Meeting in accordance with the Company’s mandatory retirement age for Board members.

(2)	Ms. Drescher resigned from the Board on May 10, 2007.

(3)	Messrs. Flynn and Trani were appointed to the Board on February 19, 2007.

(4)	Mr. Hendrix did not stand for re-election at the 2007 Annual Meeting.

(5)	Mr. Level was appointed to the Board on May 30, 2007.

(6)	Mr. Martinez resigned from the Board on July 2, 2007.

(7)	One regularly scheduled meeting of the Management Development/Compensation Committee did not have quorum present. This meeting is still included in this count.

The Executive Committee
The Executive Committee is authorized to exercise, to the extent permitted by law, the power of the full Board when a meeting of the full Board is not practicable or necessary, or otherwise as specifically delegated by the full Board. The Executive Committee operates under a formal charter that was approved by the Governance Committee and the full Board. The Executive Committee, however, is not required by New York Stock Exchange (“NYSE”) rules.
The Audit Committee
The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”) and operates under a formal charter that has been adopted by the Board in accordance with NYSE rules and all other applicable laws. The Audit Committee reviews its charter at least annually. The Audit Committee assists the Board in its oversight of our financial reporting process. The Audit Committee currently consists of Robert M. Agate (Chair), James W. Crownover, William J. Flynn, Nolan Lehmann and Leon J. Level, all of whom are “independent directors” according to independence standards established by the NYSE and the SEC. Mr. Agate is not standing for re-election at the Annual Meeting in accordance with the Company’s mandatory retirement age for Board members. At that time, it is anticipated that Leon J. Level will assume the role of audit committee chair. The Audit Committee Report is on page 18.
Audit Committee Financial Expert
The Board has determined that Robert M. Agate qualifies as an “audit committee financial expert” under the SEC definition. All Audit Committee members possess the required level of financial literacy and at least one member meets the current standard of requisite financial management expertise as required by the NYSE. It is anticipated that Leon J. Level will assume the role of audit committee financial expert when Mr. Agate does not stand for re-election at the Annual Meeting.
The Governance Committee
The Governance Committee operates under a formal charter in accordance with NYSE rules and all other applicable laws. The purpose of the Governance Committee is (a) to develop and recommend a set of corporate governance principles applicable to our company, (b) to identify director candidates that it recommends to the Board for selection as the director nominees for the next annual meeting or to fill vacancies, and (c) to review and provide oversight of the effectiveness of our governance practices. The Governance Committee also oversees the annual evaluation of the Board and its committees and discharges the Board’s responsibilities relating to the compensation of directors. The Governance Committee reviews its charter at least annually. The Governance Committee currently consists of James W. Crownover (Chair), David P. Abney, Robert M. Agate, and David I. Foley, all of whom are “independent directors” according to independence standards established by the NYSE.
The Management Development/Compensation Committee
The purpose of the Management Development/Compensation Committee (the “Compensation Committee”) is (a) to discharge the Board’s responsibilities relating to the compensation of our Chief Executive Officer and other executives and (b) to review and report on the continuity of executive leadership for our company. The Compensation Committee operates under a formal charter in accordance with NYSE rules and all other applicable laws. The Compensation Committee reviews its charter at least annually. The Compensation Committee currently consists of Nolan Lehmann, Charles H. Cotros, James A. Quella, and John M. Trani, all of whom are “independent directors” according to independence standards established by the NYSE. Nolan Lehmann served at the Chairman of the Compensation Committee during 2007 and until February 2008, when James Quella became the Chairman of the Compensation Committee. The Compensation Committee report is set forth on page 35.

Composition and Scope of Authority of the Compensation Committee. The Compensation Committee Charter sets the committee at no fewer than three members, each of whom must meet the independence requirements of the NYSE. In determining the members of the Compensation Committee, the Board seeks persons who have experience as a chief executive or otherwise as a member of senior management of a large public company, as well as experience on other boards and, particularly, compensation committees, together with broad knowledge of executive compensation programs and philosophies. The Compensation Committee currently includes two former CEOs, as well as a former President of a publicly registered investment company, together with one representative of an investment banking company, most of whom have experience serving on the compensation committees of other companies.
The scope of the Compensation Committee’s authority and responsibilities is set forth in its charter. The Chair of the Compensation Committee sets the committee’s calendar and meeting agendas, with assistance from legal counsel and our human resources department. As provided under the Committee’s charter, the Committee may delegate its authority to special subcommittees as deemed appropriate by the Committee.
The Role of Management in Determining or Recommending Executive Compensation. John J. Zillmer, our CEO, Edward A. Evans, our Executive Vice President and Chief Personnel Officer, and other members of management are involved in the process of setting compensation for our executive officers and other senior management. At the request of the Compensation Committee, Messrs. Zillmer and Evans work with our company’s human resources department and compensation consultants to (a) gather information and data and prepare background reports for use by the Compensation Committee, (b) design compensation plans, policies, and programs for the Named Executive Officers, or “NEOs”, other than the CEO, for review by the Committee, and (c) review and recommend to the Compensation Committee for its approval the design and structure of compensation plans, policies, and programs for our CEO.
Mr. Evans regularly attends meetings of the Compensation Committee at the invitation of the Committee. Mr. Zillmer occasionally, but not regularly, attends Compensation Committee meetings at the invitation of the Committee. Our company’s Secretary also attends Compensation Committee meetings and prepares the minutes of the meetings. The Compensation Committee regularly meets in executive session, at which members of management are excluded unless the Committee requests their presence for the purpose of briefly answering questions or providing additional information. The Compensation Committee’s outside legal counsel and representatives from its independent compensation consultant, Frederic W. Cook & Co., Inc. (“Cook”), a nationally known compensation firm which advises the Compensation Committee on executive and director compensation, may attend executive sessions at the invitation of the Committee.
Role of Compensation Consultants in Determining or Recommending Executive Compensation. Under its charter, the Compensation Committee has authority to retain compensation consultants, outside counsel, and other advisors that the Committee deems appropriate, in its sole discretion, to assist it in discharging its duties, and to approve the terms of retention and fees to be paid to such consultants and advisors. The Compensation Committee engaged Cook to assist the Committee in establishing the compensation structure for our NEOs for 2007 and 2008. Our company also utilizes data licenses from Economic Research Institute, Mercer Consultants and Watson Wyatt to assist us in the analysis and design of our compensation programs for members of our management team other than the NEOs. These consultants are retained by management and do not advise the Company with respect to NEO or Director compensation.
The Compensation Committee has sole authority to retain Cook, to establish the fees to be paid to Cook for its services, and to terminate Cook’s engagement. Cook did not and does not currently perform any services for our company or any members of our management other than the consulting work that it performed and continues to perform at the request of the Compensation Committee or the Governance Committee. Accordingly, the Compensation Committee considers Cook to be “independent” from our management. During 2007, Cook’s assignments included (a) updating and expanding upon an analysis of our company’s executive compensation structure and compensation philosophy, (b) providing competitive data and business and technical considerations, as well as recommending companies to be included in the peer group, reviewing and analyzing the peer group data and other benchmarks used by the Compensation Committee, (c) general executive compensation consultation services, (d) executive compensation design, such as recommending parameters (e.g., ranges) for various pay programs, such as equity awards, and changes to pay levels, (e) evaluation of the fairness of various executive compensation proposals, (f) calculations related to Code Section 280G and other tax-related effects of our executive compensation programs, and (g) review and comment on the executive compensation disclosure in our Exchange Act filings.
Director Nomination Procedures
The Governance Committee has implemented measures to formalize the director nomination process. The Amended Shareholders’ Agreement with the Apollo/Blackstone Investors currently entitles these investors to designate three members of the Board. Apollo Advisors II, L.P. no longer owns any shares of Allied common stock. Apollo’s sale of our shares reduced the number of Shareholder Designees to three as noted above. Our obligations under the Amended Shareholders’ Agreement were not impacted by Apollo’s sale of shares.
The Governance Committee has the responsibility for identifying, screening, and recommending the remaining Board candidates. The Governance Committee assesses on a regular basis the current needs for the Board and continues to develop a list of qualified candidates that would add value to the Board’s composition. In determining whether to nominate a candidate for director, the Governance Committee will consider the candidate’s business experience and judgment, diversity, business and functional skills, integrity, financial literacy, time, other board appointments, public policy and government experience and degree of independence from management. Generally, the Governance Committee identifies candidates through the business and other organizational networks of existing Board members. The director elected in May 2007 was identified and recruited through an independent search firm.
When assessing the independence of a current director or prospective director candidate, the Governance Committee considers the five “per se” disqualifications to director independence in accordance with NYSE rules. In addition, the Board, based upon the recommendation of the Governance Committee, has adopted categorical standards, which state that certain relationships would not be considered to be material relationships that would bar a director’s independence. These categorical standards are detailed under “Director Independence”, below.
The Governance Committee, if it so chooses, has the sole authority to retain any search firm to identify director candidates and to approve any fees and retention terms of the engagement.
Stockholder Director Recommendation Policy
The Governance Committee will consider director candidates recommended by our stockholders. In accordance with our bylaws, a stockholder wanting to propose a nominee to serve as a director before a meeting of stockholders must give timely written notice. Such notice requirement will be deemed satisfied if in compliance with our bylaws, and must include (a) as to each person whom such stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of our company which are beneficially owned by such person, and (iv) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors under the Exchange Act, including, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (b) as to such stockholder giving notice and the beneficial owner, if any, on whose behalf the nomination is made, (i) the name and address, as they appear on our books, of such stockholder and beneficial owner, (ii) the class and number of shares of stock of our company which are owned beneficially and of record by such stockholder, (iii) a representation that the stockholder is a holder of record of stock of our company entitled to vote at the applicable meeting and intends to appear in person or by proxy at the meeting to propose such nomination, and (iv) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the company’s outstanding capital stock required to elect the nominee and/or (B) otherwise to solicit proxies from stockholders in support of such nomination.
The Governance Committee will determine the eligibility of a proposed nominee to serve as a director, and may reasonably require additional information to determine such eligibility. Director candidates proposed by stockholders are evaluated on the same basis as all other director candidates as discussed above. The Governance Committee may, in its discretion, interview any director candidate proposed by a stockholder.
Stockholders wishing to recommend director candidates for consideration by the Governance Committee may do so by giving the required information as described above in writing to: Attention: Office of the Secretary, Allied Waste Industries, Inc., 18500 North Allied Way, Phoenix, Arizona 85054. In order to consider a candidate for nomination at the 2009 Annual Meeting, we must receive the stockholder’s written notice not later than 90 and not earlier than 120 days prior to the anniversary date of this year’s Annual Meeting. Refer to our company’s bylaws for additional information and notice requirements.
Director Independence
Our common stock is listed on the NYSE, which requires that a majority of our Board must be “independent directors” according to independence standards established by the NYSE. Following is a list of our independent directors as of the date of this proxy statement:

David P. Abney	James W. Crownover	Nolan Lehmann	John M. Trani
Robert M. Agate*	William J. Flynn	Leon J. Level
Charles H. Cotros	David I. Foley	James A. Quella

*	Mr. Agate is not standing for re-election at the Annual Meeting in accordance with the Company’s mandatory retirement age for Board members.
Following is a list of persons who served as independent directors of our company during 2007 but who were no longer serving as directors as of December 31, 2007:
Stephanie Drescher
Dennis R. Hendrix
Steven Martinez
When assessing the independence of a current director or nominee for director, the Governance Committee considers the five “per se” disqualifications from director independence in accordance with NYSE rules. In addition, based upon the recommendation of the Governance Committee, the Board has adopted categorical standards, which provide that the following are not material relationships that would bar a director’s independence:
•	If any of our directors is an executive officer of another company that is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other is less than 1% of the consolidated assets of our company and of the company for which the director serves as an executive officer.

•	If any of our directors or a member of a director’s immediate family serves as an officer, director or trustee of a charitable organization, and our company’s discretionary charitable contributions to the organization are less than 2% of that organization’s total annual charitable receipts.

•	A passive investment by any of our directors, or member of a director’s immediate family, in a stockholder that owns less than 45% of our outstanding common stock, as long as that passive investment does not exceed 5% of the director’s net worth.

•	Affiliation or employment by any of our directors, or member of a director’s immediate family, with an entity that beneficially owns up to 45% of our outstanding common stock.
The Board undertook a review of director independence and considered relationships between each of the directors and their immediate family members and our company and its subsidiaries, both in the aggregate and individually. The Board determined that the ten non-management individuals currently serving as members of our Board, as well as the three non-management individuals who served as directors during 2007 but were no longer serving at December 31, 2007, meet (or, at the time, met) the standards for independence set by the NYSE and the categorical standards adopted by the Board and have (or, at the time, had) no material relationships with our company that impaired their independence from our company. These individuals therefore are (or, at the time, were) “independent directors” under NYSE listing standards. There were no matters other than the matters described under “Certain Relationships and Related Transactions”.
The independent directors regularly meet in executive sessions of the Board and their respective committees, separate from management.
Corporate Governance
Our company operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct, and assuring compliance with such responsibilities and standards. We continuously monitor developments and best practices in the area of corporate governance and modify our plan as warranted.
Corporate Governance Guidelines. Our company has adopted a set of Corporate Governance Guidelines, including specifications for director qualification and responsibility.
Personal Loans to Executive Officers and Directors. Our company complies with and will operate in a manner consistent with legislation prohibiting extensions of credit in the form of a personal loan to or for our directors or executive officers.
Code of Ethics. We have adopted a Code of Business Conduct and Ethics that complies with all applicable laws and outlines the general standards of business conduct that all of our employees, officers, and directors are required to follow. In addition, we have adopted a Code of Ethics for our Executive and Senior Financial Officers, violations of which are required to be reported to the Audit Committee. If we make any substantive amendments to the Code of Ethics or grant any waiver from a provision of the Code of Ethics that applies to our CEO, Chief Financial Officer, Controller, or Chief Accounting Officer, we will disclose the nature of such amendment or waiver on our website and/or in a report on Form 8-K.
The current charters for the Executive, Audit, Management Development/Compensation, and Governance committees, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics (for all employees, officers, and Board members) and our Code of Ethics for the Executive and Senior Financial Officers can be requested, free of charge, by writing to: Attention: Investor Relations, Allied Waste Industries, Inc., 18500 North Allied Way, Phoenix, Arizona 85054. These documents are also available on our website at www.alliedwaste.com.
Stockholder Communications with the Board of Directors
Stockholders may communicate directly with our directors, our non-management directors as a group, or our Board as a group, by writing to: Attention: Chair of the Governance Committee, c/o Office of the Secretary, Allied Waste Industries, Inc., 18500 North Allied Way, Phoenix, Arizona 85054. We do not have a policy of screening any of the communications received. All communications are provided to the designated Board member.

Attendance at Annual Meetings Policy
We do not have a policy requiring our directors to attend the Annual Meeting of our Stockholders. One of our directors attended the 2007 Annual Meeting.
COMPENSATION OF DIRECTORS
Cash Compensation. We currently pay each non-employee director a cash fee of $40,000 annually. In 2007, we also paid each non-employee director $2,000 for each regular and special meeting of the Board attended in person, $2,000 for each committee meeting attended in person, and $1,000 for each meeting (Board or committee, regular or special) attended by telephone. Effective April 1, 2007, the Lead Director is entitled to receive an annual cash retainer in the amount of $20,000 in addition to his regular board retainer. The Chairs of the Audit Committee and the Compensation Committee each received annual cash retainers in the amount of $15,000 and the Chair of the Governance Committee received an annual cash retainer in the amount of $7,500. We also paid directly or reimbursed our directors for their travel, lodging, meals, and related expenses incurred in attending Board meetings, as appropriate.
Equity-Based Compensation. Under the 2005 Non-Employee Director Equity Compensation Plan (the “2005 Directors’ Plan”), each non-employee director may elect to have all or any portion of his or her cash fees converted into shares of common stock at the market price of the stock on the last day of the quarter for which the fees are paid. The 2005 Directors’ Plan also provides for equity grants to non-employee directors as follows: (1) a one-time award of restricted stock or restricted stock units (“RSUs”) having a fair market value of $150,000 (or the equivalent value in the form of stock options) upon the initial election of a non-employee director to the Board, subject to vesting at a rate of one-third per year over three years following the date of grant, and (2) annual grants of restricted stock or RSUs having a fair market value of up to $55,000 (or the equivalent value in the form of stock options) upon a non-employee director’s re-election to the Board, subject to vesting in full after one year. Under the 2005 Directors’ Plan, the Board has the discretion to adjust, upward or downward, the dollar value of the initial grants, up to a maximum of $200,000, and the dollar value of annual grants, up to a maximum of $80,000. Any such adjustments would be standard adjustments applying to awards made to all newly elected and current directors, respectively. Adjustments to initial grants and annual grants are not made on an individual director basis.
In December 2006, we increased the fair market value of our annual grants to $70,000 effective January 1, 2007 based on an independent compensation analysis and study of peer company practices prepared by our compensation consultant. The Board determined that, based on this analysis and study, the modification of the annual awards was necessary to provide competitive compensation to our directors. Accordingly, in 2007, we made annual grants of restricted stock having a fair market value of $70,000 to each non-employee director who was re-elected to the Board and $150,000 to each of the three new non-employee directors elected or appointed to the Board in 2007: William J. Flynn, Leon J. Level and John M. Trani.
Awards granted pursuant to the 2005 Directors’ Plan that are attributable to the directors designated to the Board by Blackstone pursuant to the Amended Shareholders’ Agreement (the “Blackstone Shareholder Designees”) and that are employees of Blackstone are granted to Blackstone instead of the individual Blackstone Shareholder Designee. Under policies adopted by Blackstone, no initial grant will be made if Blackstone selects a new Shareholder Designee that is an employee of Blackstone to succeed a current Shareholder Designee. Also, no outstanding grants will be forfeited in the case of a Blackstone Shareholder Designee that is an employee of Blackstone who is replaced.
Employee directors do not receive additional compensation for service on the Board or its committees. Employee directors also are not eligible to participate in the 2005 Directors’ Plan, but are eligible to participate in our other incentive stock plans.

The following table sets forth the compensation paid to our non-employee directors for their service in 2007:
Director Compensation — 2007

	Fees Earned or
Name	Paid in Cash (1)	Stock Awards(2) (3)	Total
Robert M. Agate	$97,625	$63,749	$161,374
Charles H. Cotros	62,000	63,749	125,749
James W. Crownover	88,500	63,749	152,249
Stephanie Drescher (4)	24,000	—	24,000
William J. Flynn (5)	53,000	82,498	135,498
David I. Foley	66,000	63,749	129,749
Dennis R. Hendrix (6)	28,000	22,916	50,916
Nolan Lehmann	109,625	63,749	173,374
Leon J. Level (7)	40,333	29,170	69,503
Steven Martinez (8)	29,000	22,916	51,916
James A. Quella	59,000	63,749	122,749
John M. Trani (5)	55,000	82,498	137,498

Total	$712,083	$622,492	$1,334,575

(1)	Consists of the cash fees paid to each director, as described under “Cash Compensation”, above. The annual retainer is pro-rated for directors who served during a portion of 2007. Cash fees and stock awards paid or payable to Messrs. Foley, and Quella were paid directly to Blackstone Management Partners III L.L.C. Mr. Agate elected to convert all of his cash fees into 7,922 shares of our common stock and Mr. Cotros elected to convert $34,000 of his cash fees into 2,887 shares of our common stock.

(2)	The amounts shown in this column represent the dollar amount for 2007 with respect to shares of restricted stock, computed in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123(R)”). As described under “Equity-Based Compensation”, awards granted under the 2005 Directors’ Plan that are attributable to Messrs. Foley and Quella, as the Blackstone Shareholder Designees, were instead granted to Blackstone. The following table sets forth (a) the grant date fair value of restricted shares granted to each director as part of the annual grant in 2007, as computed in accordance with SFAS 123(R), (b) the grant date fair value of restricted shares granted to Messrs. Flynn, Level and Trani for an initial grant in 2007, as computed in accordance with SFAS 123(R) and (c) the aggregate number and market value of unvested shares of restricted stock held by each of our non-employee directors at December 31, 2007:

			Market Value
	Grant Date	Number of Shares	of Shares of Stock
	Fair Value of	of Stock That	That Have
Name	Restricted Stock	Have Not Vested (#)	Not Vested ($)(a)
Robert M. Agate	$70,000	5,307	$58,483
Charles H. Cotros	70,000	5,307	58,483
James W. Crownover	70,000	5,307	58,483
Stephanie Drescher (b)	—	—	—
William J. Flynn (c)	220,000	16,818	185,334
David I. Foley	70,000	5,307	58,483
Dennis R. Hendrix (d)	—	—	—
Nolan Lehmann	70,000	5,307	58,483
Leon J. Level(e)	150,000	11,078	122,080
Steven Martinez (f)	70,000	—	—
James A. Quella	70,000	5,307	58,483
John M. Trani (c)	220,000	16,818	185,334

	(a)	Calculated based upon the closing market price of our common stock on December 31, 2007, which was $11.02 per share.

	(b)	Ms. Drescher resigned as a director effective May 10, 2007.

	(c)	Messrs. Flynn and Trani were appointed as directors on February 19, 2007. Accordingly, Messrs. Flynn and Trani have both an initial grant and an annual grant, with grant date fair values of $150,000 and $70,000 respectively, in calendar 2007.

	(d)	Mr. Hendrix did not stand for reelection at the Annual Meeting on May 17, 2007.

	(e)	Mr. Level was appointed as a director on May 30, 2007.

	(f)	Mr. Martinez resigned as a director during 2007 and forfeited his 2007 unvested restricted stock grant under the 2005 Directors’ Plan upon resignation.

(3)	See Note 11 to our Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2007, for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS 123(R). The following table sets forth the aggregate number of vested stock options held by each of our non-employee directors as of December 31, 2007. There were no unvested stock options held by our non-employee directors as of December 31, 2007.

	Number of Securities
	Underlying Unexercised	Option Exercise	Option
Name	Options (#) Exercisable	Price ($)	Expiration Date
Robert M. Agate	25,000	$8.00	05/18/2010
	10,000	17.01	05/23/2011
	10,000	11.08	05/29/2012
	10,000	8.83	05/21/2013
	10,000	12.60	05/21/2014
Charles H. Cotros (a)	25,000	12.34	07/22/2014
	240,000	9.06	10/04/2010
James W. Crownover	25,000	10.19	12/12/2012
	10,000	8.83	05/21/2013
	10,000	12.60	05/21/2014
Stephanie Drescher	—	—	—
William J. Flynn	—	—	—
David I. Foley	—	—	—
Joshua J. Harris	—	—	—
Dennis R. Hendrix	—	—	—
Nolan Lehmann	10,000	26.38	05/28/2008
	10,000	19.81	06/29/2009
	10,000	6.00	05/03/2010
	10,000	17.01	05/23/2011
	10,000	11.08	05/29/2012
	10,000	8.83	05/21/2013
	10,000	12.60	05/21/2014
Leon J. Level	—	—	—
Steven Martinez	—	—	—
James A. Quella	—	—	—
John M. Trani	—	—	—

(a) Options held by Mr. Cotros include 240,000 options he was granted when he became the interim CEO. These options are not director compensation.

(4)	Ms. Drescher resigned as a director effective May 10, 2007. Ms. Drescher’s annual cash retainer for 2007 was pro-rated through her date of resignation. Ms. Drescher was a Shareholder Designee appointed by Apollo. See “Voting Agreements Regarding the Election of Directors”.

(5)	Messrs. Flynn and Trani were appointed as directors on February 19, 2007. The annual cash retainer for 2007 for Messrs. Flynn and Trani was pro-rated based upon their appointment date.

(6)	Mr. Hendrix did not stand for re-election in 2007 and resigned as a director May 17, 2007. Mr. Hendrix’s annual cash retainer for 2007 was pro-rated through his date of resignation.

(7)	Mr. Level was appointed to the Board on May 30, 2007. The annual cash retainer for Mr. Level was pro-rated based upon his appointment date.

(8)	Mr. Martinez resigned from the Board on July 2, 2007. The annual cash retainer for Mr. Martinez was pro-rated through his date of resignation. Mr. Martinez was a Shareholder Designee appointed by Apollo. See “Voting Agreements Regarding the Election of Directors”.
Stock Ownership and Retention Guidelines for Directors. In February 2006, the Board, acting through a special subcommittee, approved stock ownership and retention guidelines in order to encourage our directors to acquire and retain ownership of a significant number of shares of our common stock while they serve as our directors. Under the guidelines, each non-employee director is expected to hold shares of our common stock having a value equal to five times his or her annual cash retainer. The expected number of shares to be held was initially calculated as five times the annual cash retainer divided by a fixed stock price of $8.00 per share. The Compensation Committee reviews the fixed stock price annually. In December 2006, the fixed stock price was adjusted to $11.50. In December 2007, the stock price was reviewed but not adjusted. All non-employee directors will be expected to retain 50% of all shares (after deducting shares to satisfy applicable tax obligations incurred as the result of any exercise or vesting event) received from our company in any manner until their ownership threshold is met. In some instances, a Shareholder Designee director may instruct that any awards issuable to such Shareholder Designee director instead be issued to his or her designating person or affiliate. In these instances, the ownership test will be applied to the designating person or affiliate.

THE AUDIT COMMITTEE REPORT
The Audit Committee operates under a written charter approved by the Audit and Governance Committees and the full Board. The Audit Committee assists the Board in its oversight of (i) the integrity of our company’s consolidated financial statements, (ii) our company’s compliance with legal and regulatory requirements, (iii) the qualification and independence of our company’s independent auditors, and (iv) the performance of our company’s internal audit function and independent auditors. Management has the primary responsibility for our company’s consolidated financial statements and internal control over financial reporting. Our company’s independent auditors are responsible for reporting on our company’s consolidated financial statements, and the effectiveness of our company’s internal control over financial reporting.
In exercising our oversight function, we have reviewed and discussed with management and the independent auditors the quarterly operating results and the annual consolidated financial statements prior to their issuance. We have reviewed with management (i) its evaluation of the design and operations of internal control over financial reporting, (ii) the quality of the accounting principles applied, (iii) the reasonableness of significant accounting judgments and estimates, and (iv) the clarity of disclosures in the consolidated financial statements.
We have discussed with our company’s head of internal audit and the independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the head of internal audit and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our company’s internal controls, and the overall quality of our company’s financial reporting. In addition, the Audit Committee has discussed with the Chief Executive Officer and Chief Financial Officer of our company the processes that they have undertaken to evaluate the accuracy and fair presentation of our company’s consolidated financial statements and the effectiveness of our company’s disclosure controls and procedures.
We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61 (Communication with Audit Committees), as amended by SAS 89 and SAS 90. The Audit Committee has received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from our company and its management. We understand the need for our independent auditors to maintain objectivity and independence in its audit of our company’s financial statements. We have considered whether the independent auditors’ provision of non-audit services to our company is compatible with the independent auditors’ independence.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting for inclusion in our company’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC.

Submitted by the Audit Committee:

Robert M. Agate — Chairman
James W. Crownover
William J. Flynn
Nolan Lehmann
Leon J. Level

PRINCIPAL ACCOUNTANT FEES AND SERVICES
A summary of the services billed by PricewaterhouseCoopers LLP for the 2007 and 2006 fiscal years is as follows (in thousands):

	2007	2006
Audit Fees (1)	$3,177.1	$2,942.0
Audit-Related Fees (2)	75.0	366.3
Tax Fees (3)	90.6	21.2
All Other Fees (4)	3.2	6.5

(1)	Audit Fees for the years ended December 31, 2007 and 2006 related to services rendered for the integrated audit of the company’s consolidated financial statements and internal control over financial reporting included in our Form 10-K, for the reviews of the company’s financial statements included in our Form 10-Qs, in connection with capital markets transactions such as comfort letters and consents, and in connection with reviews of other documents filed with the SEC.

(2)	Audit-Related Fees for the years ended December 31, 2007 and 2006 were primarily for related services with respect to employee benefit plan audits, subsidiary financial statement audits, and agreed-upon procedures engagements.

(3)	Tax Fees for the years ended December 31, 2007 and 2006 were for assistance with tax compliance requests.

(4)	All Other Fees for the year ended December 31, 2007 and 2006 pertained to an annual license for access to a financial reporting accounting literature research database.
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. The Audit Committee will consider annually for pre-approval a list of specific services and categories of services, including audit and audit-related, tax and other services, for the upcoming or current fiscal year. Any service that is not included in the approved list of services or that does not fit within the definition of a pre-approved service is required to be presented separately to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, by other means of communication.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information, derived from filings with the Securities and Exchange Commission and other public information, regarding the beneficial ownership of our common stock on March 24, 2008, by: (i) each person who is known by us to beneficially own more than 5% of the outstanding shares of our company’s common stock, (ii) each of our current directors and each of the NEOs, and (iii) all current directors and executive officers as a group. Except as otherwise indicated below and subject to applicable community property laws, each owner has sole voting and sole investment powers with respect to the stock listed.

	Common Stock and Common
Name of Person or Identity of Group(1)	Stock Equivalents(2)		Percentage
FMR LLC	54,013,232		12.5%
82 Devonshire St. Boston, MA 02109
Blackstone Capital Partners II and III Merchant Banking Fund L.P. Blackstone Offshore Capital Partners II and III L.P. Blackstone Family Investment Partnership II and III L.P.
c/o Blackstone Management Associates II L.L.C.	48,040,630	(3)	11.1%
345 Park Avenue, 31st Floor New York, NY 10154
Capital World Investors (a division of Capital Research and Management Company)	28,075,960		6.5%
333 South Hope Street Los Angeles, CA 90071
Tradewinds Global Investors, LLC 2049 Century Park East, 20th Floor Los Angeles, CA 90067	24,172,060		5.6%
John J. Zillmer	1,150,519	(4)	*
Robert M. Agate	136,725	(5)	*
Charles H. Cotros	287,762	(6)	*
James W. Crownover	73,881	(7)	*
Timothy R. Donovan	40,000	(8)	*
Edward A. Evans	166,242	(9)	*
William J. Flynn	16,818	(10)	*
David I. Foley	48,040,630	(11)	11.1%
Peter S. Hathaway	663,813	(12)	*
Nolan Lehmann	185,437	(13)	*
Leon J. Level	11,078	(14)	*
James A. Quella	48,040,630	(11)	11.1%
Donald W. Slager	776,970	(15)	*
John M. Trani	16,818	(16)	*
All directors and executive officers as a group (14 persons)	51,566,693		11.9%

*	Does not exceed one percent.

(1)	Unless otherwise indicated, the address of each person or group listed above is 18500 North Allied Way, Phoenix, AZ 85054.

(2)	Includes shares of common stock that may be acquired upon the exercise of options within 60 days of March 24, 2008, restricted stock units that will vest within 60 days of March 24, 2008, and shares of restricted stock outstanding as of March 24, 2008 as to which the holder has the right to vote.

(3)	This total represents shares held by Blackstone Management Associates II L.L.C. (“Blackstone Associates”) which serves as general partner for each of Blackstone Capital Partners II Merchant Banking Fund L.P. (6,611,545 shares, representing 14%), Blackstone Offshore Capital Partners II L.P. (1,962,386 shares, representing 4%), Blackstone Family Investment Partnership II L.P. (657,937 shares, representing 1%), Blackstone Capital Partners III Merchant Banking Fund L.P. (30,668,235 shares, representing 64%), Blackstone Family Investment Partnership III L.P. (2,320,500 shares, representing 5%), and Blackstone Offshore Capital Partners III L.P. (5,686,265 shares, representing 12%) (collectively, the “Blackstone Investors”). The total also includes 23,148 shares owned by and 10,614 shares of restricted stock issued to Blackstone Management Partners III L.L.C. (“Blackstone Advisor”), the investment advisor to certain of the Blackstone Investors, and 100,000 shares that may be acquired on the exercise of options by Blackstone Advisor.

(4)	Includes (a) 887,591 shares of common stock that may be acquired on the exercise of options; and (b) 40,841 shares of restricted stock that are not yet vested but that Mr. Zillmer has the right to vote.

(5)	Includes (a) 65,000 shares of common stock that may be acquired on the exercise of options; and (b) 5,307 shares of restricted stock that are not yet vested but that Mr. Agate has the right to vote.

(6)	Includes (a) 265,000 shares of common stock that may be acquired on the exercise of options; and (b) 5,307 shares of restricted stock that are not yet vested but that Mr. Cotros has the right to vote.

(7)	Includes (a) 45,000 shares of common stock that may be acquired on the exercise of options; and (b) 5,307 shares of restricted stock that are not yet vested but that Mr. Crownover has the right to vote.

(8)	Includes (a) 37,500 shares of common stock (vesting in the next 60 days) that may be acquired on the exercise of options; and (b) 2,500 restricted stock units that will be vesting in the next 60 days for Mr. Donovan.

(9)	Includes 140,225 shares of common stock that may be acquired on the exercise of options held by Mr. Evans.

(10)	Represents 12,982 shares of restricted stock that are not yet vested but that Mr. Flynn has the right to vote.

(11)	Includes (i) 47,906,868 shares beneficially owned by the Blackstone Investors, (ii) 23,148 shares owned by and 10,614 shares of restricted stock issued to Blackstone Advisor, and (iii) 100,000 shares that may be acquired on the exercise of options by Blackstone Advisor. Messrs. Foley and Quella are principals of Blackstone Associates and each disclaims beneficial ownership of the shares owned by the Blackstone Investors and Blackstone Advisor.

(12)	Includes (a) 456,025 shares of common stock that may be acquired on the exercise of options; and (b) 36,429 shares of restricted stock units that will be vesting in the next 60 days; and (c) 25,000 shares of common stock that may be acquired on the exercise of options held by the Hathaway Family Limited Partnership (the “Hathaway FLP”). Mr. Hathaway disclaims beneficial ownership of shares underlying the options held by the Hathaway FLP except to the extent of his pecuniary interest therein.

(13)	Includes (a) 70,000 shares of common stock that may be acquired on the exercise of options; and (b) 5,307 shares of restricted stock that are not yet vested but that Mr. Lehmann has the right to vote.

(14)	Represents 11,078 shares of restricted stock that are not yet vested but that Mr. Level has the right to vote.

(15)	Includes (a) 574,850 shares of common stock that may be acquired on the exercise of options; and (b) 48,571 shares of restricted stock units that will be vesting in the next 60 days for Mr. Slager.

(16)	Represents 12,982 shares of restricted stock that are not yet vested but that Mr. Trani has the right to vote.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act, as amended, requires our executive officers, directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes of ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required to furnish us with copies of all Section16(a) reports they file.
Based solely on a review of the forms we have received, we believe that during the year ended December 31, 2007, all filing requirements applicable to our directors, executive officers and greater than 10% stockholders were timely met.
EXECUTIVE OFFICERS
Our executive officers serve at the pleasure of the Board and are subject to annual appointment by the Board at its first meeting following the Annual Meeting of stockholders. Following is a list of all of our current executive officers. Biographical information about each of our current executive officers follows the table.

Name	Age	Position Held
John J. Zillmer	52	Chairman of the Board of Directors and Chief Executive Officer
Donald W. Slager	46	President and Chief Operating Officer
Peter S. Hathaway	52	Executive Vice President and Chief Financial Officer
Timothy R. Donovan	52	Executive Vice President, General Counsel, and Corporate Secretary
Edward A. Evans	55	Executive Vice President and Chief Personnel Officer
See “Election of Directors — Information Regarding the Nominees” for biographical information about Mr. Zillmer.

Donald W. Slager was appointed President in addition to his role as Chief Operating Officer in January 2005. Prior to that, Mr. Slager served as Executive Vice President and Chief Operating Officer from June 2003 to January 2005, and as Senior Vice President, Operations from December 2001 to June 2003. Previously, Mr. Slager served as Vice President — Operations from February 1998 to December 2001, as Assistant Vice President — Operations from June 1997 to February 1998, and as Regional Vice President of the Western Region from June 1996 to June 1997. Mr. Slager also served as District Manager for the Chicago Metro District from 1992 to 1996. Before our company’s acquisition of National Waste Services in 1992, he served at National Waste Services as General Manager from 1990 to 1992 and in other management positions with that company since 1985.
Peter S. Hathaway was appointed Executive Vice President and Chief Financial Officer in June 2003. Previously, Mr. Hathaway served as Senior Vice President, Finance from August 2000 to June 2003, as Chief Accounting Officer from February 1995 to January 2001, and as a Vice President from May 1996 to August 2000. From May 1996 through April 1997, Mr. Hathaway also served as Treasurer. From September 1991 through February 1995, he was employed by Browning-Ferris Industries, Inc. (“BFI”) as Controller and Finance Director for certain Italian operations. From 1979 through September 1991, Mr. Hathaway served in the audit division of Arthur Andersen LLP in Colorado, Italy, and Connecticut, most recently in the position of Senior Manager.
Timothy R. Donovan became our Executive Vice President, General Counsel, and Corporate Secretary in April 2007. Prior to joining our company, Mr. Donovan served in various senior positions with Tenneco Inc. from July 1999 until his resignation in February 2007, most recently as Executive Vice President, Strategy and Business Development, and General Counsel. In addition to his duties as General Counsel, Mr. Donovan also served as Managing Director of portions of Tenneco’s international operations from May 2001 through July 2005, including Asia (2001 through 2005), Australia (2004 through 2005) and South America (2001 through 2004) and as a member of Tenneco’s Board of Directors from March 2004 until February 2007. Mr. Donovan was an attorney with the law firm of Jenner & Block from September 1982, until his resignation in September 1999, and was a partner in that firm from 1989 until September 1999. He also is a director of John B. Sanfilippo & Son, Inc., where he is a member of its Audit, Compensation, Nomination, and Governance Committees.
Edward A. Evans was appointed Executive Vice President, Human Resources and Organizational Development in September 2005. In October 2005, Mr. Evans’ title was changed to Executive Vice President and Chief Personnel Officer. Prior to joining our company, Mr. Evans was the founding director of the Center for Entrepreneurship in the School of Hotel Administration at Cornell University in Ithaca, New York, beginning in November 2004. Mr. Evans served in various senior level positions with ARAMARK Corporation between January 1991 and November 2004, most recently as Senior Vice President — Human Resources for the Uniform and Career Apparel Group. From June 1975 to January 1991, Mr. Evans served in senior management and general management positions with Marriott Corporation and Saga Corporation, which was acquired by Marriott in 1986.
EXECUTIVE COMPENSATION
Compensation Discussion And Analysis
The Compensation Committee has responsibility for (a) discharging the Board’s responsibilities relating to the compensation of our company’s CEO and other executives, and (b) reviewing and reporting on the continuity of executive leadership for our company. The Compensation Committee’s duties include approving the compensation structure for our CEO, reviewing the compensation structure for each of our other NEOs as listed on the “Summary Compensation Table”, and reviewing and coordinating annually with the Governance Committee of our Board of Directors with respect to the compensation structure for our directors. See “Election of Directors — Board Committees and Corporate Governance — The Management Development/Compensation Committee” for more information regarding the Compensation Committee and its processes.

The Compensation Committee establishes and maintains our executive compensation program after considering a number of factors, including (i) an evaluation of Mr. Zillmer’s performance by the Compensation Committee and evaluations of the performance of Messrs. Slager, Hathaway, Donovan and Evans by Mr. Zillmer, our Chief Executive Officer, (ii) consultation with the Compensation Committee’s independent compensation consultant, and the Committee’s outside counsel, (iii) comparison to the latest available peer group data and other objective data, (iv) consideration of the impact of any new guidelines established (such as stock ownership guidelines) and recent changes to the compensation structure, (v) consideration of the impact of new regulations (such as Internal Revenue Code Section 409A), (vi) equity holdings of the executives and the desire to align the interest of the executives with those of the shareholders and (vii) analysis of compensation trends and practices in industries where our company competes for qualified executive talent. The Compensation Committee determines whether or not our compensation programs have met their goals primarily by analyzing total compensation paid relative to the overall performance of individual executives and the overall financial performance of our company, as well as by considering other factors, including executive retention rates and customer satisfaction. The Compensation Committee reviews our compensation programs and philosophy regularly, particularly in connection with its evaluation and approval of changes in the compensation structure for a given year. Periodic reviews throughout 2007 led to significant changes to the peer group used for comparative purposes in 2008 and the development of a new feature of the annual incentive where NEOs may elect to defer a portion of their annual cash incentive into RSUs and receive a 50% match from the company in the form of RSUs.
Objectives of Our Compensation Program
The compensation program for our NEOs is designed to attract, retain, incentivize, and reward talented executives who can contribute to our company’s growth and success and thereby build value for our stockholders over the long term. Our company’s executive compensation program is organized around four fundamental principles, as follows:
The Compensation Program for Our NEOs Should Enable Us to Compete for and Retain Executive Talent. Stockholders are best served when we can attract and retain talented executives with compensation packages that are competitive but fair. Historically, the Compensation Committee set overall target compensation, including base salaries, near the 75th percentile relative to a comparison group. In 2005, the Committee evaluated our company’s compensation philosophy and decided it would be more appropriate to target a compensation package for NEOs that, under ordinary circumstances, will deliver base salaries at or above the 50th percentile of the base salaries delivered by certain peer companies with which we compete for executive talent (the “Peer Group”), while structuring other elements of the compensation packages for NEOs to deliver total compensation that may be at or above the 75th percentile of the total compensation delivered by the Peer Group if certain performance goals are achieved. This change in philosophy is being phased in gradually over several years. The philosophy is designed to make the 50th and 75th percentiles described above floors, or minimums, on the amount of compensation we pay to our executives, consistent with our desire to ensure that we are offering competitive compensation. The peer group review establishes points of reference and is only one tool used in designing the overall compensation program. As described above, other elements taken into account include the subjective evaluation of the performance of each individual executive in his functional role, the performance of our company against financial and strategic goals and objectives, historical pay, and the Compensation Committee’s assessment of the value of retaining the executive. The objective is to ensure that our compensation structure is effective and motivating to our executives, while the compensation paid is consistent with the returns delivered to our stockholders.
While the base salaries and total compensation for 2007 for Messrs. Zillmer, Slager, Hathaway, Donovan and Evans are consistent with our company’s overall compensation philosophy, they are not necessarily consistent with specific Peer Group targets. The actual 2007 base salaries for Messrs. Zillmer, Donovan and Evans were at the 65th, 84th and 85th percentile, respectively, when compared to the actual 2005 median base salaries of the Peer Group for comparable positions. Mr. Slager’s 2007 base salary was $50,000 above the highest base salary for a comparable position paid by the Peer Group and Mr. Hathaway’s 2007 base salary was $22,000 above the highest base salary for a comparable position paid by the Peer Group. The 2007 targeted total compensation for Messrs. Zillmer, Slager, Hathaway, Donovan and Evans was at the 67th, 75th, 65th, 56th and 79th percentile, respectively, when compared to the actual 2005 total compensation provided by the Peer Group for comparable positions. The 2007 actual total compensation for Messrs. Zillmer, Slager, Hathaway, Donovan and Evans was at the 71st, 76th, 77th, 65th and 80th percentiles, respectively, when compared to the actual 2005 total compensation provided by the Peer Group for comparable positions. For purposes of this analysis, Mr. Donovan’s base salary and annual incentive compensation was annualized.
The foregoing percentages are calculated on the basis of actual base salary and annual incentives paid to the NEOs for 2007, plus the grant date fair value of the equity-based awards granted for 2007. For all NEOs except Mr. Donovan (who joined us in April 2007), these grants were made in December 2006. We consider the December equity-based awards as an element of our overall compensation determinations for the ensuing calendar year. The equity amount used for Mr. Donovan was the annualized equivalent of his new hire grant in order to make the amounts more comparable to ongoing compensation for an individual in a similar position. The annualized equivalent was calculated as one-fourth of the grant date fair value, since the award vests over four years.
Actual base salaries for the executive officers for 2007 differed considerably from the Peer Group targets based on 2005 data, in part because the base salaries for most of our NEOs had been fixed prior to the modification of the targeted percentages and the Compensation Committee did not believe it was appropriate to reduce these existing base salaries, and because of the other factors described above. Although joining the company subsequent to the modification of the targeted percentages, Mr. Donovan’s base salary was set at the 84th percentile in part to maintain internal pay equity. Over time, the base salaries may become closer to the Peer Group targets by using alternative performance incentives to increases in base salaries. For example, base salaries for the executive officers will not be increased in 2008. In lieu of base salary increases, we have established a pool for Messrs. Slager, Hathaway, Donovan and Evans equal to 3% of their aggregated base salaries, which is available to provide additional bonus compensation to them for 2008 performance. Actual total compensation for 2007 also differed from the Peer Group targets for 2005 largely because base salaries differed considerably and the targeted goals set under the 2007 Senior MIP were exceeded. In addition, all available peer group comparative data is from 2005, therefore 2007 compensation data is being compared against 2005.
The Compensation Committee uses “benchmark” comparisons to the Peer Group to ensure that it is acting responsibly and to establish a point of reference to determine whether and to what extent it is establishing competitive levels of compensation for our executives. The Compensation Committee compares numerous elements of executive compensation (i.e., base salaries, annual incentive compensation, and equity-based incentives) to establish whether our proposed compensation programs are competitive with those offered by members of the Peer Group.
The Compensation Committee engages Cook to assist in development of the Peer Group and to provide information regarding compensation practices of the Peer Group once established. For purposes of developing 2007 compensation, the Peer Group consisted of the following companies:

Industry Peer Group	Revenue Peer Group
Aleris International, Inc.	Automatic Data Processing, Inc.
Casella Waste Systems, Inc.	Aramark Corporation
Metal Management, Inc.	The Brink’s Company
Republic Services, Inc.	C. H. Robinson Worldwide, Inc.
Waste Connections, Inc.	Cintas Corporation
Waste Industries USA, Inc.	CSX Corporation
Waste Management, Inc.	Norfolk Southern Corporation
Waste Services, Inc.	Pitney Bowes, Inc.
WCA Waste Corporation	Ryder System, Inc.
Telephone & Data Systems, Inc.
United Auto Group, Inc.
YRC Worldwide, Inc.

The companies listed under “Industry Peer Group” reflect other publicly traded companies in the same industry as our company and we believed it was appropriate that we compare our company to these companies because we have competed for executive talent with other participants in the waste industry and because of the similarity in operations. The companies listed under “Revenue Peer Group” reflect other publicly traded companies with fiscal 2005 revenues ranging from approximately $2.5 billion to $11.0 billion and median revenue of $7.1 billion, compared to our fiscal 2005 revenue of $5.7 billion ($5.6 billion after 2007 adjustments for discontinued operations). In addition to having a similar level of revenues, these companies are involved in business-to-business, capital intensive, service-based businesses. We believed they were appropriate for our Peer Group because we have competed for executive talent outside of the waste industry with companies of a similar size and line of business to ours. In addition, the Industry Peer Group varies significantly in revenue size, creating the need for other comparison companies that are more closely aligned in size to our company. The Revenue Peer Group is intended to represent companies that more closely match our size, while competing in similar, reasonably comparable industries. At the request of the Compensation Committee, in 2006 Cook added Waste Services, Inc. and WCA Waste Corporation to the list of companies included in the Peer Group to ensure that the Industry Peer Group was sufficiently representative of the companies in the waste industry. The impact on the Peer Group was not material. References to the Peer Group for analysis and development of 2007 compensation mean the Industry Peer Group and the Revenue Peer Group on a combined basis.
During 2007, the Compensation Committee reviewed the Peer Group and made several changes. It was determined that there were not enough similarly sized companies in our industry to warrant having a separate industry peer group. Therefore, the Peer Group was restructured to include most of the revenue peers and a small number of representative industry companies which were deemed to be most similar in size and other characteristics to our company. These changes were made solely for the purpose of eliminating peers that had characteristics inconsistent with those of the other peers and did not result in any significant revisions to the compensation awarded to our executives for 2008 compared to 2007 compensation.
A Substantial Portion of NEO Compensation Should Be Performance-Based. The Compensation Committee designs our executive compensation program to encourage and reward superior performance in a number of ways. In 2006, the Compensation Committee recommended, and our Board and stockholders approved, the Executive Incentive Compensation Plan (the “EICP”). Whether and to what extent our company will pay incentives to our executives under the EICP depends entirely on the extent to which the company-wide, individual, or other goals set by the Compensation Committee pursuant to that plan are attained. See “The Elements of our Executive Compensation — Cash Incentive Compensation”, below. In addition, a substantial portion of executive compensation is delivered in the form of equity-based awards, as discussed below. For 2007, we granted equity to the NEOs only in the form of stock options from which the NEOs will derive benefit only if the market value of our common stock increases.
A Substantial Portion of NEO Compensation Should Be Delivered in the Form of Equity Awards. The Compensation Committee designs our executive compensation program to provide a substantial portion of total NEO compensation in the form of equity-based compensation. A “substantial portion” does not necessarily mean that a majority of the NEO’s compensation will be equity-based compensation, but that the amount will be material or meaningful to the executive. The Committee believes equity-based compensation provides an incentive to build value for our company over the long term, which helps to align the interests of our NEOs with the interests of our stockholders. As part of the 2007 and 2008 executive compensation packages, in December 2006 and December 2007 the Compensation Committee granted to our NEOs stock options that vest solely based on the passage of time. The Committee believes that time-vested awards encourage long-term value creation and executive retention because executives can realize value from such awards only if the stock value increases and they remain employed with our company at least until the awards vest.
For 2007, the percentage of compensation represented by cash payments for Messrs. Slager, Hathaway and Evans was 64%, 76% and 62%, respectively. This was partially a result of the fact that these individuals had high base salaries and the bonuses paid pursuant to the 2007 Senior MIP and 2005-2007 LTIP were in excess of target because targeted goals were exceeded. The percentage of Mr. Zillmer’s compensation represented by cash payments was 48%. This is because the CEO’s base salary is intended to be a smaller component of total potential compensation relative to the other NEOs. As a result, equity awards constitute a greater percentage of Mr. Zillmer’s total compensation. Mr. Donovan’s cash component was 44% since he joined the Company in 2007 and his new hire equity grant constituted a significant portion of his 2007 total compensation.
Our Compensation Program for NEOs Should Be Competitive and Fair, Both Internally and Externally. The Compensation Committee seeks to accomplish this goal by comparing the compensation that we provide to our NEOs (a) to the compensation provided to officers of the companies included in the Peer Group, as a means to measure external fairness; and (b) to other senior employees of our company, as a means to measure internal fairness.
Our Incentive Compensation Programs are Designed to Reward Overall Company Performance
Our company designs its incentive compensation programs so that a substantial portion of an individual’s target compensation is directly correlated with company performance. The annual incentive program was designed to pay in a range from 0% to 230% of base salary for our CEO and 0% to 150% of base salary for all other NEOs in 2007 (0% to 200% of base salary for all other NEOs in 2008). The percentage paid within the range of potential payouts is entirely dependent upon company performance. Our executive compensation program emphasizes performance-based annual incentives because they permit the Compensation Committee to incentivize our NEOs, in any particular year, to pursue particular objectives that the Compensation Committee believes are consistent with the overall goals and long-term strategic direction that the Board has set for our company.
For 2007, the Committee continued the focus on EBITDA, Return on Invested Capital and Free Cash Flow as performance measures under our incentive compensation program, but eliminated individual performance goals. This group of measures ensures that our management’s decisions are balanced to consider earnings generation, cash flow, and the use of capital. The Committee believed these goals align incentive compensation with our company’s goals of improving its return on invested capital and reducing debt over the long term. The Committee believed that these performance measures would encourage executives and other employees to focus on the overall performance of, and creation of value to, our company as reflected by the various integrated measures, rather than on any single measure. Individual performance goals were eliminated because the committee believed that it was more appropriate to align the compensation structure to the three company performance metrics only.
In structuring our company’s executive incentive compensation program for 2008, the Compensation Committee continued the focus on EBITDA, Return on Invested Capital, and Free Cash Flow as the metrics used for our incentive compensation program for NEOs, for the reasons discussed above.
The Elements of Our Executive Compensation Program
The elements of our executive compensation program are as follows:
•	Cash compensation in the form of base salary and incentive compensation (performance-based bonuses);

•	Equity-based awards;

•	Deferred compensation plans; and

•	Other components of compensation.
In addition, the employment agreements with each of our NEOs provide for certain retirement benefits and potential payments upon termination of employment for a variety of reasons, including a change in control of our company. Each of the elements of our executive compensation program is discussed in the following paragraphs.
Cash Compensation. We include base salary as part of each NEO’s compensation package because we believe it is appropriate that some portion of the NEO’s compensation be provided in a fixed amount of cash. We include performance-based annual incentives because they permit the Compensation Committee to incentivize our NEOs, in any particular year, to pursue particular objectives that the we believe are consistent with the overall goals and long-term strategic direction that the Board has set for our company.
Base Salary. Each executive officer’s employment agreement specifies a minimum level of base salary for the executive. The Compensation Committee, however, is free to set each NEO’s salary at any higher level that it deems appropriate. Accordingly, the Compensation Committee generally evaluates and sets the base salaries for our NEOs annually. Changes in each NEO’s base salary on a year-over-year basis depend upon the Compensation Committee’s assessment of company and individual performance. In February 2007, the Compensation Committee increased the base salaries for Messrs. Zillmer, Slager, Hathaway and Evans by 6%, 4%, 3% and 3% respectively. These merit increases were made to reward the executives for their individual performance in 2006. Mr. Donovan joined the Company in April 2007 at a base salary of $500,000. In February 2008, the Compensation Committee determined that no increase to base salaries would be made for 2008, to bring the base salaries closer to the Peer Group targets. A subcommittee of the Compensation Committee was, however, granted a budget equal to 3% of the sum of the salaries of the executive officers (excluding the CEO) to be awarded in discretionary bonuses to individual executive officers in lieu of base salary increases. These bonuses will be paid in January 2009 and will not be included in the base salary for calculations of annual incentives or retirement. Base salaries for the executive officers for 2007-2008 were as follows:

2007-2008
Name	Base Salary
John J. Zillmer	$925,000
Donald W. Slager	800,000
Peter S. Hathaway	615,000
Timothy R. Donovan	500,000
Edward A. Evans	446,000
Assuming target performance levels are met, the amount of cash compensation that we provide in the form of salary generally is used as a measure for the amount of annual cash incentive under our incentive plan, which is described below. For 2007, the targeted annual cash incentive for each of the NEOs was 100% of base salary, except for our CEO, whose target was 115% of base salary. These weightings reflect the Compensation Committee’s objective of ensuring that a substantial amount of each NEO’s total cash compensation is tied to the achievement of specific performance goals.
Cash Incentive Compensation. The EICP is a performance-based incentive plan that provides additional cash or equity-based compensation to NEOs only if, and to the extent that, performance conditions set by the Compensation Committee are met. The Compensation Committee sets the performance criteria and target incentive compensation for each NEO under a Senior Management Incentive Plan or other plan for each year, which is established under the EICP at the outset of each year. In determining the amount of target annual incentives under the EICP, the Compensation Committee considers several factors, including:
(i)	the target incentives set, and actual incentives paid, in recent years;

(ii)	the desire to ensure that a substantial portion of total compensation is performance-based; and

(iii)	the advice of Cook as to compensation practices at other companies in the Peer Group.
Our company uses an iterative process to develop the performance objectives that will be used to determine whether and to what extent NEOs will receive payments under the EICP. Based on a review of business plans, members of management, including the CEO and Chief Personnel Officer, develop preliminary recommendations for review by the Compensation Committee. The Compensation Committee reviews management’s preliminary recommendations and establishes final goals. In establishing final goals, the Compensation Committee strives to ensure that the incentives provided by the EICP are consistent with the strategic goals set by the Board, that the goals set are sufficiently ambitious so as to provide a meaningful incentive, and that bonus payments, assuming target levels of performance are attained, will be consistent with the overall NEO compensation program established by the Compensation Committee.
As described under “Executive Compensation — Narrative to Summary Compensation Table and Plan-Based Awards Table — Annual Cash Incentive Compensation”, the Compensation Committee established the 2007 Senior Management Incentive Plan (the “2007 Senior MIP”) under the EICP. The 2007 Senior MIP was entirely based upon overall company financial performance goals. The three overall company financial measures under the 2007 Senior MIP were weighted as follows:
•	EBITDA: 70%

•	Return on Invested Capital: 15%

•	Free Cash Flow: 15%
See “Executive Compensation — Narrative to Summary Compensation Table and Plan-Based Awards Table — Annual Cash Incentive Compensation” for a description of each of the company financial measures.
The Compensation Committee selected EBITDA, Return on Invested Capital (“ROIC”), and Free Cash Flow (“FCF”) as the relevant company-wide performance criteria because the Committee believes that these criteria are consistent with the overall goals and long-term strategic direction that the Board has set for our company. Further, these criteria are closely related to or reflective of our company’s financial and operational improvements, growth, and return to stockholders. EBITDA is an important non-GAAP valuation tool that potential investors use to measure our company’s profitability against other companies in our industry. Return on Invested Capital focuses attention on how efficiently and effectively management deploys our capital. A sustained return on invested capital in excess of our company’s cost of capital creates value for our stockholders over the long term. Free Cash Flow is another non-GAAP measurement tool that our management uses to assess how well we are achieving our goal of reducing our outstanding debt over time, which also contributes to creation of value for our stockholders. While each of these metrics is important on a stand-alone basis, the Committee believes the combined focus on all three of these metrics will help drive overall operational success for our company.
The Compensation Committee strives to set the threshold, target, and stretch (i.e. maximum bonus level) company performance goals at levels such that the relative likelihood that our company will achieve such goals remains consistent from year to year. It is the intent of the Compensation Committee that the threshold goals should be attainable a majority of the time, target goals should, on average, be reasonably expected to be achieved and that stretch goals should be attained a minority of the time. These levels of expected performance are taken into consideration in the compensation philosophy and evaluation of compensation discussed elsewhere herein.
Establishing the expected performance relative to these criteria is inherently subject to considerable judgment on the part of the Compensation Committee. When making these judgments the company considers the company’s past performance, the volatility of the performance, our company’s budget and other forecasts of future results.
The Compensation Committee set company performance goals under the 2007 Senior MIP as follows:
•	Threshold performance goals for EBITDA, ROIC and FCF were set at levels that reflected a moderate improvement over our company’s actual results in fiscal 2006. The Compensation Committee believed that each of these threshold performance goals was reasonably attainable;

•	Target performance goals were set at levels that corresponded to the fiscal 2007 budget amounts for each of the financial measures. The Compensation Committee believed that each of these target performance goals was attainable with good performance; and

•	Stretch performance goals were set at levels that were higher than the budget amounts for each of the financial measures. The Compensation Committee believed that each of the stretch performance goals was aggressive and attainable only by superior performance.
The Compensation Committee structured incentive payments under the 2007 Senior MIP so that our company would provide significant rewards to executive officers for superior performance, make smaller payments if our company achieved financial performance levels that exceed the threshold level of required performance but did not satisfy the target levels, and not make incentive payments if our company did not achieve the threshold minimum corporate financial performance levels established at the beginning of the fiscal year. For 2007, the targeted annual cash incentive for each of the NEOs was 100% of base salary, except for our CEO, who had a targeted incentive percentage of 115% of base salary. The maximum annual incentive payment for our CEO under the 2007 Senior MIP was the lesser of 230% of his base salary or $5,000,000, and the maximum annual incentive payment for each of the other NEOs under the 2007 Senior MIP was the lesser of 150% of base salary or $3,000,000. The difference in cash incentive potential between the CEO and the other NEOs is because the CEO’s base salary is intended to be a smaller component of total potential compensation, relative to the other NEOs. The Compensation Committee believes that this structure is appropriate for the CEO because, as the person responsible for the establishment and implementation of the Company’s long-term strategies, his performance directly affects our company’s performance to a greater extent than each of the other NEOs.
As described under “Executive Compensation — Narrative to Summary Compensation Table and Plan-Based Awards Table — Annual Cash Incentive Compensation”, in February 2008 the Compensation Committee certified that (a) our company’s EBITDA and Return on Invested Capital for 2007 were between the target and stretch financial performance goals and (b) our Free Cash Flow for 2007 exceeded the stretch goal for that performance criteria. The 2007 EBITDA goals were adjusted to remove the target amounts for discontinued operations. Actual 2007 EBITDA was also adjusted for discontinued operations and gains and losses on divestitures. The 2007 Senior MIP goals and actual results as adjusted were as follows:
2007 Senior MIP Performance Goals

	Threshold	Target	Stretch	Actual Results
EBITDA (in millions of dollars)	$1,603	$1,641	$1,702	$1,650
ROIC	14.02%	14.56%	15.39%	15.35%
Free Cash Flow (in millions of dollars)	$269	$304	$354	$479
The aggregate 2007 Senior MIP payout percentage was 119% of target for each NEO, except the CEO. The aggregate payout percentage for the CEO was 139% of target. By way of comparison, in 2006, our company achieved performance in excess of target but below stretch for EBITDA and performance for ROIC and FCF above stretch, which resulted in a payout percentage with respect to company performance of 164% for the CEO and 132% for all other NEOs. In 2005, our company achieved performance for EBITDA in excess of threshold level, but below target, which resulted in a payout percentage of 36% of each participant target award opportunity.
In addition, the NEOs and certain other key employees had the option to elect in advance to receive a portion of their annual incentive in RSUs (“Conversion RSUs”). As part of this election, our company granted a number of additional RSUs equal to 50% of the Conversion RSUs (the “Conversion Match RSUs”). Accordingly, we paid cash incentive compensation to each of the NEOs and in some cases granted Conversion RSUs and Conversion Match RSUs for 2007 as described under “Executive Compensation — Summary Compensation Table”.

In February 2008, the Compensation Committee adopted the 2008 Senior Management Incentive Plan (the “2008 Senior MIP”) under the EICP. Consistent with the 2007 Senior MIP, the Compensation Committee established company performance goals under the 2008 Senior MIP with respect to EBITDA, Return on Invested Capital, and Free Cash Flow. As described above, the Compensation Committee set the threshold, target, and stretch company performance goals under the 2008 Senior MIP at levels such that the likelihood that our company will achieve those goals is consistent with goals set in previous years. As described under “Executive Compensation — Narrative to Summary Compensation Table and Plan-Based Awards Table — Annual Cash Incentive Compensation”, each NEO may convert a portion of his incentive compensation under the 2007 Senior MIP into RSUs, with a 50% matching contribution of additional RSUs by our company. The Compensation Committee continued this feature in the 2008 Senior MIP in order to encourage executives to take a portion of their incentive compensation in the form of equity-based compensation, which will more closely align their interests with the interests of our stockholders. In addition, this program will complement the stock ownership guidelines.
In 2002, our company established a Long-Term Incentive Plan (the “LTIP”) under which the NEOs and certain other key employees participated during performance periods established by the Compensation Committee. The last LTIP performance period was implemented for the 2005-2007 performance cycle. In 2006, the Compensation Committee determined not to implement any further LTIP performance cycles after 2005. Instead, the Committee decided that our company would provide long-term compensation in the form of regular annual grants of stock options and the 50% matching grants of RSUs under the Senior MIP that vest based upon the executive’s continued service with our company. The Compensation Committee believes that these option grants will provide appropriate long-term incentive opportunities tied directly to stock price appreciation, which will align our executives’ interests with the interests of our stockholders. In February 2008, the Compensation Committee certified that our company had attained performance between the target and stretch goals for Cash Flow from Operations and beyond the stretch goal for ROIC set for the 2005-2007 LTIP performance cycle. Accordingly, our company paid 178% of the target LTIP awards to the NEOs for the 2005-2007 performance cycle. The 2005-2007 performance cycle goals were as follows:

	2005-2007 LTIP Goals
	Threshold	Target	Stretch	Actual Results
Cash Flow from Operations (in millions of dollars) (1)	$757	$890	$979	$946.3
2007 ROIC (2)	4.5%	4.8%	5.1%	5.33%

(1)	Cash flow from operations goals are a three year average. Actual results were adjusted for discontinued operations, financial markets transactions and IRS claim payments. Attainment against these goals impacted 60% of the target LTIP award.

(2)	ROIC goals are a 2007 fiscal year number. This calculation of ROIC includes goodwill and therefore will not tie to the ROIC calculation used in the 2007 Senior MIP. Attainment against these goals impacted 40% of the target LTIP award.
Equity Compensation. As described above, our company provides a substantial portion of NEO compensation in the form of equity awards because the Compensation Committee believes that such awards serve to encourage our executives to create value for our company over the long-term, which aligns the interests of our NEOs with the interests of our stockholders and creditors. A substantial portion may not be a majority, but should represent a material or meaningful amount to the executive. We currently make equity awards to our NEOs pursuant to our 2006 Incentive Stock Plan (the “2006 Stock Plan”), which provides for awards in the form of stock options, restricted stock, restricted stock units, and other equity-based awards. The mix of cash and equity-based awards, as well as the types of equity-based awards, granted to our NEOs varies from year to year.
Each year, the Compensation Committee generally approves an equity award or awards for each NEO. The amount of the award depends on the Compensation Committee’s assessment, for that year, of the appropriate balance between cash and equity compensation. In making that assessment, the Compensation Committee considers various factors, such as the relative merits of cash and equity as a device for retaining and incentivizing NEOs and the practices of other companies in the Peer Group, as reported to the Compensation Committee by Cook. In addition, the Compensation Committee considers subjective assessments of individual performance, individual pay relative to peers, the components of total annual compensation, and the value of already outstanding grants in determining the size and type of equity-based awards to each NEO. The Compensation Committee believes that a mix of equity and cash compensation provides balance by incentivizing the NEOs to pursue specific short and long-term performance goals and value creation while aligning the NEOs’ interests with our stockholders’ and creditors’ interests.
For the 2007 and 2008 annual grants, Cook (1) recommended ranges for the size of equity awards to be made to our NEOs based on Peer Group criteria and (2) reviewed the proposed NEO grants in relation to salaries and other elements of NEO compensation. For example, Cook recommended that the value of the aggregate equity grants to our NEOs, non-NEOs, and non-employee directors on an annual basis should be approximately 0.5% of our company’s market capitalization. Ultimately, the Compensation Committee approved grants of option awards to each of the NEOs that were below or within ranges recommended by Cook in December 2006 and December 2007. Such grants reflect overall compensation performance considerations, including past performance, future potential performance, and executive retention.
Based upon the advice of a previous compensation consultant, in previous years our company shifted its equity-based awards for senior management from stock options to RSUs. Beginning with the 2006 annual grant, Cook advised the Compensation Committee that we should return to stock options as our primary form of equity-based compensation because options provide long-term incentive opportunities that are tied directly to share price appreciation, which more closely aligns the NEOs’ interests with our stockholders’ interests. In order to transition our equity grants back to options, for 2006 our NEOs generally received 70% of the total value of their 2006 equity awards in the form of stock options and 30% in the form of RSUs, with the exception of the CEO, who received approximately 50% of the total value in stock options and 50% in the form of RSUs. These allocations effectively increased the proportion of the equity award granted in options, which are of value to the executive only upon an increase in the market price of our common stock. In December 2006 and December 2007, the Compensation Committee approved equity-based grants to the NEOs for 2007 and 2008, respectively solely in the form of stock options that vest based upon the executive’s continued service with our company. See “Executive Compensation — Grants of Plan-Based Awards During 2007”.
Practices Regarding the Grant of Options and Other Equity-Based Awards. Our company generally makes grants to our NEOs and other senior management on an annual basis. Accordingly, the Compensation Committee makes all such grants of options or other equity-based awards to our executive officers either at the last regularly scheduled meeting of each year or at the first regularly scheduled meeting of the following year. The Compensation Committee granted equity-based awards to our NEOs, other than the CEO, and other executives for 2007 and 2008 at its regularly scheduled meetings on December 5, 2006 and December 11, 2007 respectively. The Compensation Committee granted equity-based awards to our CEO at its regularly scheduled meeting on December 5, 2006 and in a special subcommittee meeting on December 17, 2007. The December 17, 2007 grant to the CEO was made in a special subcommittee meeting to allow the Compensation Committee to complete the CEO evaluation process prior to the grant. The Compensation Committee retains the discretion to make additional awards to NEOs at other times in connection with the initial hiring of a new officer, for retention purposes, or otherwise. We do not have any program, plan or practice to time annual or ad hoc grants of stock options or other equity-based awards in coordination with the release of material non-public information or otherwise.
All option awards made to our NEOs, or any of our other employees or directors, are made pursuant to our 2006 Stock Plan with an exercise price equal to the fair market value of our common stock on the date of grant. Fair market value is defined under the 2006 Stock Plan to be the closing market price of a share of our common stock on the date of grant. We do not have any program, plan or practice of awarding options and setting the exercise price based on the stock’s price on a date other than the grant date. We do not have a practice of determining the exercise price of option grants by using average prices or lowest prices of our common stock in a period preceding, surrounding or following the grant date. While the Compensation Committee’s Charter permits delegation of the Compensation Committee’s authority to grant options in certain circumstances, all grants to NEOs are made by the Compensation Committee itself and not pursuant to delegated authority. From time to time the Compensation Committee authorizes our CEO to make a limited number of grants to new employees and other non-NEOs in accordance with the Committee’s guidelines and with the consent of the Chair of the Compensation Committee.
Deferred Compensation Plans. Our deferred compensation plans allow certain employees, including the NEOs, to defer the receipt of salary, annual incentives, and/or long-term incentives and to defer the settlement of RSUs. We provide this benefit because the Compensation Committee wishes to permit our employees to defer the obligation to pay taxes on certain elements of their compensation while also potentially receiving earnings on deferred amounts. The deferred compensation plans were implemented to motivate and ensure the retention of key employees by providing them with greater flexibility in structuring the timing of their compensation payments. We believe that our deferred compensation plans provide a valuable benefit to our senior executives while resulting in minimal costs to the company. The company incurs only administrative costs to maintain the program.
Other Components of Compensation. Our company provides certain other forms of compensation and benefits to the CEO and the other executive officers, including perquisites and 401(k) matching contributions, as discussed below. The Compensation Committee has reviewed these other components of compensation in relation to the total compensation of the CEO and the other NEOs, and determined that they are reasonable and appropriate.
Perquisites. Our NEOs receive various perquisites provided by or paid for by our company. These perquisites include automobile allowances, memberships in social and professional clubs, and personal tax and financial planning services. We provide these perquisites because many companies in the Peer Group provide similar perquisites to their named executive officers, and we believe that it is necessary that we do the same for retention and recruitment purposes.
In 2007, the Compensation Committee determined that it was in the best interests of the executive officers and the Company to provide some of the perquisites to the executives in the form of an allowance. The current program that reimburses executives for costs related to tax and financial planning and club dues will be replaced by a set allowance paid to each executive on a bi-weekly basis during 2008. This action was taken in order to maintain the benefit to the executives while simplifying the administration. The set allowance equals the sum of the previous reimbursement allowances.
The Compensation Committee regularly reviews the perquisites that we provide to our NEOs in an attempt to ensure that the perquisites continue to be appropriate in light of the Compensation Committee’s overall goal of designing a compensation program for NEOs that maximizes the interests of our stockholders. For example, during 2006 the Board reviewed our company’s policy regarding personal use of the corporate aircraft and determined that this was not an appropriate use of company resources. As a result, after July 2006 our employees were no longer permitted to use our corporate aircraft for non-business purposes. The corporate aircraft was sold in 2007.
401(k) Plan. We maintain a 401(k) Plan for our employees, including our NEOs, because we wish to encourage our employees to save some percentage of their cash compensation, through voluntary deferrals, for their eventual retirement. The 401(k) Plan permits employees to make such deferrals in a manner that is relatively tax efficient. Our company may, in its discretion, match employee deferrals. For the 2007 plan year, our company made matching contributions equal to up to 50% of the first 5% of compensation deferred by employees (subject to IRS limits and non-discrimination testing).
Supplemental Retirement Compensation. We have a Supplemental Executive Retirement Plan (the “SERP”) for our NEOs and certain other members of senior management. See “Executive Compensation — Retirement Plans” for a description of these retirement benefits. The Compensation Committee believes that this plan serves a critically important role in the retention of our senior executives, as these executives must complete a minimum number of years of service and, in some cases, attain a certain minimum age, to be eligible for benefits. The plan thereby encourages our most senior executives to remain employed by us and to continue their work on behalf of our stockholders.
Our Chief Financial Officer participates in a tax-qualified defined benefit pension plan sponsored by Browning-Ferris Industries, Inc., under which he has not earned any new benefits since the plan was frozen in 1999. Otherwise, we do not have any tax-qualified defined benefit pension plan for any of our NEOs.
Post-Termination Compensation. We have entered into employment agreements with certain members of our senior management team, including each of the NEOs. Each of these agreements provides for certain payments and other benefits if the executive’s employment terminates under certain circumstances, including in the event of a “change in control”. See “Executive Compensation — Narrative to Summary Compensation Table and Plan-Based Awards Table — Employment Agreements” and “Executive Compensation — Potential Payments upon Termination or Change in Control” for a description of these severance and change in control benefits.
The Compensation Committee believes that these severance and change in control arrangements are an important part of overall compensation for our NEOs because they help to secure the continued employment and dedication of our NEOs, notwithstanding any concern that they might have regarding their own continued employment prior to or following a change in control. The Compensation Committee also believes that these arrangements are important as a recruitment and retention device, as most of the companies with which we compete for executive talent have similar agreements in place for their senior employees.
The executive employment agreements also contain provisions that prohibit the executive from disclosing our company’s confidential information and that prohibit the executive from engaging in certain competitive activities or soliciting any of our employees, customers, potential customers, or acquisition prospects. An executive will forfeit his right to receive post-termination compensation if he breaches these or other restrictive covenants in the employment agreements. We believe that these provisions help ensure the long-term success of our company.
Variations exist between executives in the multiple of base and bonus as well as years of continued equity vesting in the case of termination for good reason by the executive or without cause by the company and retirement. This is due to a change in compensation philosophy since the development of the initial contracts for two long time executives of the company. Executive contracts established in 2005 or after include lower multiples for base and bonus as well as years of continued equity vesting. The Committee has elected not to renegotiate these terms in the original contracts to honor the years of service provided by these executives. The Committee also believes that accelerated and or continued vesting is appropriate in certain termination scenarios to attract and retain the appropriate talent.
Stock Ownership and Retention Guidelines
In February 2006, the Board established stock ownership and retention guidelines for our directors and executive officers. See “Executive Compensation — Narrative to Summary Compensation Table and Plan-Based Awards Table — Stock Ownership and Retention Guidelines for Executive Officers” and “Compensation of Directors — Stock Ownership and Retention Guidelines for Directors” for a description of these guidelines. These guidelines are designed to encourage our directors and executive officers to increase and maintain their equity stake in our company and thereby to more closely link their interests with those of our stockholders.
The Effect of Regulatory Requirements on Our Executive Compensation
Code Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code Section 162(m)”) provides that compensation in excess of $1,000,000 paid to the chief executive officer or to any of the other four most highly compensated executive officers of a public company will not be deductible for federal income tax purposes unless such compensation is paid pursuant to one of the enumerated exceptions set forth in Code Section 162(m). Our company attempts to structure its compensation programs such that compensation paid will be tax deductible by our company whenever that is consistent with our company’s compensation philosophy. The deductibility of some types of compensation payments, however, can depend upon the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond our company’s control, also can affect deductibility of compensation.
Our company’s primary objective in designing and administering its compensation policies is to support and encourage the achievement of our company’s strategic goals and to enhance long-term stockholder value. For these and other reasons, the Compensation Committee has determined that it will not necessarily seek to limit executive compensation to the amount that will be fully deductible under Code Section 162(m). The Compensation Committee will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, as determined by the Compensation Committee to be consistent with our company’s compensation policies and in the best interests of our company and its stockholders.
Of the compensation paid to each of the NEOs in 2007, the following amounts were not deductible by our company under Code Section 162(m):

John J. Zillmer	$728,832
Donald W. Slager	280,159
Peter S. Hathaway	—
Timothy R. Donovan	—
Edward A. Evans	—
As a result of the nondeductibility of these amounts for tax purposes, the incremental tax cost to our company was $370,552.
Code Section 409A. Code Section 409A generally changes the tax rules that affect most forms of deferred compensation that were not earned and vested prior to 2005. The Compensation Committee takes Code Section 409A into account in determining the form and timing of compensation paid to our executives. Our company operates and administers its compensation arrangements in accordance with a reasonable good faith interpretation of the new rules.
Code Sections 280G and 4999. Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (“Code Sections 280G and 4999”) limit our company’s ability to take a tax deduction for certain “excess parachute payments” (as defined in Code Sections 280G and 4999) and impose excise taxes on each executive that receives “excess parachute payments” in connection with his or her severance from our company in connection with a change in control. The Compensation Committee considers the adverse tax liabilities imposed by Code Sections 280G and 4999, as well as other competitive factors, when it structures certain post-termination compensation payable to our NEOs. The potential adverse tax consequences to our company and/or the executive, however, are not necessarily determinative factors in such decisions.
Accounting Rules. Various rules under generally accepted accounting practices determine the manner in which our company accounts for grants of equity-based compensation to our employees in our financial statements. The Compensation Committee takes into consideration the accounting treatment of alternative grant proposals under SFAS 123(R) when determining the form and timing of equity compensation grants to employees, including our NEOs. The accounting treatment of such grants, however, is not determinative of the type, timing, or amount of any particular grant of equity-based compensation to our employees.
Conclusions
During 2007 and the first three months of 2008, the Compensation Committee took the actions described in this Compensation Discussion and Analysis in order to enhance and improve the effectiveness of our executive compensation policies by placing greater emphasis on performance-based compensation and through other refinements to our executive compensation structure.
The Compensation Committee reviewed all components of the NEOs’ compensation for 2007 and proposed compensation for 2008, as described above, including the potential payouts under the severance and change in control provisions in each of the NEOs employment agreements. A detailed tally sheet setting forth each of the above components and affixing dollar amounts under various payout scenarios was prepared for each NEO and reviewed by the Compensation Committee. Updated tally sheets are included in meeting materials for each Compensation Committee meeting and the Committee regularly reviews these updated tally sheets. The Compensation Committee also takes the following factors into consideration, although none of these factors are persuasive individually or in the aggregate:
•	Each NEO’s total compensation, including the value of all outstanding equity awards granted to the NEO, and future compensation opportunities;

•	Internal pay equity;

•	Our stock ownership and retention policies;

•	The competitive environment for recruiting NEOs, including what relevant competitors pay; and

•	The need to provide each element of compensation and the amounts targeted and delivered.
When the Compensation Committee considers any individual component of an executive’s total compensation, it takes into consideration the aggregate amounts and mix of all components of the officer’s compensation, including accumulated (realized and unrealized) option and restricted stock grants. Based on this review, the Compensation Committee concluded that the amounts payable to each NEO under each individual element, as well as the NEO’s total compensation in the aggregate, were reasonable and not excessive, as well as consistent with the guidelines suggested by Cook. The Compensation Committee further concluded that our company’s executive compensation programs meet our objectives of attracting, retaining, incentivizing, and rewarding talented executives who can contribute to our long-term success and thereby build value for our stockholders.
Compensation Committee Interlocks And Insider Participation
During fiscal 2007, none of the members of the Compensation Committee was a current or former officer or employee of our company, except for Charles H. Cotros, who served as our interim Chief Executive Officer from September 2004 through May 2005. During fiscal 2007, none of the members of the Compensation Committee had any relationship requiring disclosure under Item 404 or Item 407(e)(4)(iii) of Regulation S-K.
Compensation Committee Report
The Management Development/Compensation Committee (the “Compensation Committee”) of the Board of Directors oversees our company’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based upon the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Submitted by the Management/Development Compensation Committee:
James A. Quella (Chair)
Charles H. Cotros
Nolan Lehmann
John M. Trani

Summary Compensation Table
The following table provides summary information about compensation expensed or accrued by our company during the fiscal years ended December 31, 2007 and 2006, for (a) our Chief Executive Officer, (b) our Chief Financial Officer, and (c) the three other executive officers other than our CEO and CFO serving at the end of the fiscal year ended December 31, 2007 (collectively, the “Named Executive Officers” or “NEOs”):
Summary Compensation Table

					Non-Equity	Change in
Name and Principal			Stock	Option	Incentive Plan	Pension	All Other
Position(s)	Year	Salary	Awards(1)	Awards(2)	Compensation(3)	Value(4)	Compensation(5)	Total

John J. Zillmer	2007	$916,813	$531,178	$1,605,378	$2,779,983	$265,908	$40,685	$6,139,945
Chairman of the	2006	869,125	524,279	1,275,512	1,650,500	385,826	184,313	4,889,555
Board of Directors and
Chief Executive Officer

Donald W. Slager	2007	795,452	375,786	341,559	2,290,415	124,229	43,186	3,970,627
President and Chief	2006	766,875	507,910	248,660	1,019,400	509,958	38,909	3,091,712
Operating Officer

Peter S. Hathaway	2007	612,089	324,306	165,529	1,766,880	157,330	36,430	3,062,564
Executive Vice	2006	593,050	416,740	139,186	788,400	583,880	36,604	2,557,860
President and Chief
Financial Officer

Timothy R. Donovan (6)	2007	361,538	23,269	149,219	398,200	86,894	367,848	1,386,968
Executive	2006	—	—	—	—	—	—	—
Vice President,
General Counsel and
Corporate Secretary

Edward A. Evans	2007	443,784	100,173	341,610	1,093,380	137,184	46,770	2,162,901
Executive Vice	2006	429,450	70,716	269,494	570,900	140,759	113,775	1,595,094
President and Chief
Personnel Officer

(1)	The amounts shown in this column represent the dollar amounts recognized for financial statement reporting purposes in each fiscal year with respect to shares of restricted stock and restricted stock units, as determined pursuant to SFAS 123(R). The 2007 amounts include the 2007 expense taken for Conversion Match RSUs granted as part of the 2007 Senior MIP. However, the expense associated with the Conversion RSUs has been excluded, as the full value of the award is included in the Non-Equity Incentive Compensation Plan Column. This portion is included in Non-Equity Incentive Compensation because it is granted as RSUs in lieu of cash the executive would have received under the 2007 Senior MIP (See footnote 3 below.) See Note 11 to the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2007, for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS 123(R). For further information on these awards, see the Grants of Plan-Based Awards table and the Fiscal Year-End Holdings of Equity-Based Awards table in this “Executive Compensation” section of this proxy statement. There were no forfeitures of RSUs by any of the NEOs in 2007 or 2006.

(2)	The amounts shown in this column represent the dollar amount recognized for financial statement reporting purposes in each fiscal year with respect to options granted, as determined pursuant to SFAS 123(R). See Note 11 to the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2007, for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS 123(R). For further information on these awards, see the Grants of Plan-Based Awards table and the Fiscal Year-End Holdings of Equity-Based Awards in this “Executive Compensation” section of this proxy statement. There were no forfeitures of options by any of the NEOs in 2007 or 2006.

(3)	The amounts shown in this column constitute payments made under the 2007 and 2006 Senior MIP. Awards under the 2007 and 2006 Senior MIPs were calculated and paid in 2008 and 2007, respectively but are included in compensation for 2007 and 2006, respectively, the year in which they were earned. The 2007 Senior MIP payments for each executive except Mr. Donovan included a portion that was paid in the form of RSUs as part of a RSU deferral and match program as described under “Executive Compensation — Narrative to Summary Compensation Table and Plan-Based Awards Table — Annual Cash Incentive Compensation.” For further information on these awards, see the Grants of Plan-Based Awards table and the Fiscal Year-End Holdings of Equity-Based Awards in this “Executive Compensation” section of this proxy statement. The full value of incentive compensation earned, including the portion that was deferred into RSUs, but not the value of the matched RSUs, is included in this column. The 2007 amounts also include payments made under the 2005-2007 LTIP. Awards under the 2005-

2007 LTIP were calculated and paid in 2008, but are included in compensation for 2007, the final year of the performance cycle. Mr. Evans elected to defer the full amount of his LTIP award through the Executive Deferred Compensation Plan. See “Executive Compensation — Narrative to Summary Compensation Table and Plan-Based Awards Table” for more information regarding the 2007 Senior MIP and the 2005-2007 LTIP. See “Executive Compensation — Nonqualified Deferred Compensation” for more information regarding the Executive Deferred Compensation Plan. Amounts earned and deferred were as follows:

	Mr. Zillmer	Mr. Slager	Mr. Hathaway	Mr. Donovan	Mr. Evans
2005-2007 LTIP	$1,302,583	$1,334,715	$1,032,180	$—	$560,580
2007 Senior MIP	1,477,400	955,700	734,700	398,200	532,800

Non-Equity Incentive Plan Compensation	$2,779,983	$2,290,415	$1,766,880	$398,200	$1,093,380

2007 Senior MIP Dollars Deferred into Conversion RSUs	$590,959	$382,273	$146,930	$—	$213,116
Conversion RSUs Granted	53,626	34,689	13,333	—	19,339
Conversion Match RSUs Granted	26,813	17,345	6,667	—	9,670

(4)	The amounts shown in this column represent the increase in actuarial values of each of the executive officer’s benefits under our SERP during fiscal 2007 and 2006. In addition, Mr. Hathaway participates in a tax-qualified pension plan sponsored by Browning-Ferris Industries, Inc., under which no new benefits have been earned since the plan was frozen in 1999. The change in actuarial value of this benefit is included for Mr. Hathaway.

(5)	A breakdown of the amounts shown in this column for 2007 for each of the NEOs is set forth in the following table. Amounts shown for 401(k) matching contributions are subject to change when the results of nondiscrimination tests for the plan year ending December 31, 2007 are finalized. Perquisites and other personal benefits for 2007 are valued at actual amounts paid to each provider of such perquisites and other personal benefits. The table sets forth the types of perquisites, other personal benefits and other compensation that we paid for or provided to our NEOs and the amount that we paid during 2007:

	Mr. Zillmer	Mr. Slager	Mr. Hathaway	Mr. Donovan	Mr. Evans
Automobile allowance	$7,200	$7,200	$7,200	$5,206	$7,200
Relocation	—	—	—	151,952	—
Signing bonus	—	—	—	200,000	—
Club dues .	1,322	2,200	3,509	5,354	632
Income tax and planning services	18,299	20,000	20,000	—	20,000
President’s club travel	8,131	8,131	—	—	8,131
Health club dues	108	—	—	48	132
Group term life insurance	—	30	96	—	5,050
401(k) matching contribution	5,625	5,625	5,625	5,288	5,625

Total	$40,685	$43,186	$36,430	$367,848	$46,770

(6)	Mr. Donovan joined our company as Executive Vice President, General Counsel and Corporate Secretary on April 11, 2007.
Grants of Plan-Based Awards During 2007
The following table sets forth certain information with respect to grants of awards to the NEOs under our non-equity and equity incentive plans during 2007.
Grants Of Plan-Based Awards — 2007

						All Other Stock		All Other Option	Exercise or	Grant Date
						Awards:		Awards: Number	Base Price	Fair Value of
			Estimated Possible Payouts Under			Number of		of Securities	of Option	Stock and
	Grant	Action	Non-Equity Incentive Plan Awards(1)			Shares of Stock		Underlying	Awards	Option
Name	Date	Date	Threshold ($)	Target ($)	Maximum ($)	or Units (#)		Options (#)	($/Sh)	Awards($)(2)

John J. Zillmer	02/16/07	02/16/07	53,188	1,063,750	2,127,500	—		—	—	—
	12/17/07	12/17/07	—	—	—	—		350,000 (3)	10.88	1,820,000
	02/29/08	12/31/07	—	—	—	53,626	(4)	—	—	590,959
	02/29/08	12/31/07	—	—	—	26,813	(5)	—	—	295,479

Donald W. Slager	02/16/07	02/16/07	40,000	800,000	1,200,000	—		—	—	—
	12/11/07	12/11/07	—	—	—	—		250,000 (3)	11.48	1,362,500
	02/29/08	12/31/07	—	—	—	34,689	(4)	—	—	382,273
	02/29/08	12/31/07	—	—	—	17,345	(5)	—	—	191,142

Peter S. Hathaway	02/16/07	02/16/07	30,750	615,000	922,500	—		—	—	—
	12/11/07	12/11/07	—	—	—	—		100,000 (3)	11.48	545,000
	02/29/08	12/31/07	—	—	—	13,333	(4)	—	—	146,930
	02/29/08	12/31/07	—	—	—	6,667	(5)	—	—	73,470

						All Other Stock	All Other Option	Exercise or	Grant Date
						Awards:	Awards: Number	Base Price	Fair Value of
			Estimated Possible Payouts Under			Number of	of Securities	of Option	Stock and
	Grant	Action	Non-Equity Incentive Plan Awards(1)			Shares of Stock	Underlying	Awards	Option
Name	Date	Date	Threshold ($)	Target ($)	Maximum ($)	or Units (#)	Options (#)	($/Sh)	Awards($)(2)

Timothy R. Donovan	04/11/07	04/11/07	16,667	333,333	500,000	—	—	—	—
	04/11/07	04/11/07	—	—	—	—	150,000 (6)	12.41	853,500
	04/11/07	04/11/07	—	—	—	10,000 (7)	—	—	124,100
	12/11/07	12/11/07	—	—	—	—	100,000 (3)	11.48	545,000

Edward A. Evans	02/16/07	02/16/07	22,300	446,000	669,000	—	—	—	—
	12/11/07	12/11/07	—	—	—	—	100,000 (3)	11.48	545,000
	02/29/08	12/31/07	—	—	—	19,339 (4)	—	—	213,116
	02/29/08	12/31/07	—	—	—	9,670 (5)	—	—	106,563

(1)	Amounts shown represent awards granted under the 2007 Senior MIP, which was established pursuant to the EICP. The amount actually earned by each NEO is reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table. Amounts are considered earned in 2007 although they were not paid until 2008. Amounts for Mr. Donovan are prorated to reflect his employment with our company on April 11, 2007.

(2)	Represents the grant date fair value of each award as determined pursuant to SFAS 123(R).

(3)	Consists of options to purchase shares of our common stock awarded as part of our annual grant for 2008 compensation. The options were granted under the 2006 Stock Plan and vest at the rate of 25% per year on each of the first through fourth anniversaries of the grant date.

(4)	Consists of Conversion RSUs granted to the executives in lieu of a portion of their 2007 Senior MIP cash incentive award. These RSUs were granted 2/29/2008, however all requirements for a grant under FAS 123(R) were met on 12/31/2007. These RSUs are fully vested, but have a one year hold requirement which will end 2/28/2009. For additional details regarding these RSUs see footnote (3) to the Summary Compensation Table in this “Executive Compensation” section of this proxy statement.

(5)	Consists of Conversion Match RSUs granted to the executives as part of the 2007 Senior MIP. These RSUs were granted 2/29/2008, however all requirements for a grant under FAS 123(R) were met on 12/31/2007. These RSUs will cliff vest two years from the date of grant on 2/28/2010. For additional details regarding these RSUs see footnote (3) to the Summary Compensation Table in this “Executive Compensation” section of this proxy statement.

(6)	Consists of options to purchase shares of our common stock awarded as part of Mr. Donovan’s hiring. The options were granted under the 2006 Stock Plan and vest at the rate of 25% per year on each of the first through fourth anniversaries of the grant date.

(7)	Consists of RSUs awarded as part of Mr. Donovan’s hiring. The RSUs were granted under the 2006 Stock Plan and vest at the rate of 25% per year on each of the first through fourth anniversaries of the grant date.
Narrative to Summary Compensation Table and Plan-Based Awards Table
Employment Agreements. During 2007, all of the NEOs were employed pursuant to agreements with our company. Each employment agreement sets forth, among other things, the NEO’s base salary, bonus opportunities, entitlement to participate in our benefit plans and to receive equity awards, and post-termination benefits and obligations. On March 2, 2007, the Compensation Committee, through its Chairman to whom authority had been granted by the Compensation Committee at its special meeting on February 16, 2007, approved amended and restated employment agreements for each of the NEOs. The amendments were made in order to bring certain provisions of the agreements into compliance with Code Section 409A, as well as to make certain substantive changes to the terms of the agreements, as described under “Executive Compensation — Potential Payments upon Termination or Change in Control”.
Messrs. Zillmer and Evans have employment agreements with initial terms that expired on May 27, 2007 and September 19, 2007, respectively. Thereafter, each of the agreements will automatically renew for one-year periods, unless terminated by either party pursuant to the terms of the agreement. The employment agreements with Messrs. Slager and Hathaway automatically renew for one-year periods, unless the agreement is terminated by either party pursuant to the terms of the agreement.
On February 28, 2007, our company and Timothy R. Donovan entered into an employment agreement under which Mr. Donovan now serves as our Executive Vice President, General Counsel, and Corporate Secretary. The employment agreement has a term of two years, beginning on April 11, 2007. Thereafter, the agreement will automatically renew for one-year periods unless the agreement is terminated by either party pursuant to the terms of the agreement. On the effective date of Mr. Donovan’s employment agreement, we granted to Mr. Donovan (1) options to acquire up to 150,000 shares of our company’s common stock at an exercise price equal to the closing market price of the common stock on that date, and (2) 10,000 RSUs. Mr. Donovan’s options and RSUs vest in four equal installments on each anniversary of the effective date of his employment agreement, beginning on the first anniversary of that effective date. In addition, during 2007 we paid Mr. Donovan a $200,000 cash signing bonus and paid $151,952 for his expenses associated with relocating to the Phoenix-Scottsdale metropolitan area.
Each employment agreement specifies a minimum level of base salary for the executive, but gives the Compensation Committee authority to increase the executive’s base salary from time to time. The Compensation Committee generally evaluates and sets the base salaries for our NEOs on an annual basis. A discussion of the base salary for each of our NEOs for 2007-2008 and 2008-2009 is set forth under “Executive Compensation — Compensation Discussion and Analysis — The Elements of Our Executive Compensation Program — Cash Compensation”.
The employment agreements also provide that each executive is entitled to (a) annual cash incentive compensation in an amount to be determined by the Board, up to the maximum amount permitted under our annual incentive compensation plan(s), which was 150% of each executive’s base salary (230% of base salary in the case of Mr. Zillmer) for 2007; (b) twenty days paid leave; (c) an automobile allowance of $600 per month; (d) club membership dues; (e) participation in incentive, savings, retirement, deferral and stock plans maintained by our company for its executive officers; (f) participation in welfare benefit plans maintained by our company for its executive officers; (g) reimbursement of business expenses; and (h) indemnification and directors’ and officers’ insurance coverage. Notwithstanding the language in the employment agreements as described above, the Compensation Committee has passed a resolution replacing the automobile allowance and club membership dues with one comprehensive perquisite allowance for each executive. In addition, this perquisite allowance replaces the tax and financial planning allowance previously paid to the executives. The perquisite allowance is $40,000 for Mr. Zillmer and $35,000 for each of Messrs. Slager, Hathaway, Donovan and Evans.
Mr. Zillmer’s employment agreement provides that while Mr. Zillmer remains employed by our company, he will retain at least 50% of the net shares received upon the exercise of options or vesting of restricted stock (after deducting shares to satisfy applicable tax obligations incurred as the result of any exercise or vesting event) until such time as he has accumulated stock with a value of at least three times his annual salary. In addition, in 2005 our company paid Mr. Zillmer $300,000 to cover expenses incurred in relocating to the Phoenix-Scottsdale metropolitan area.
Each of Messrs. Evans’ and Donovan’s employment agreements provide that while the executive remains employed by our company, he will retain at least 50% of the net shares received upon the exercise of options or vesting of RSUs (after deducting shares to satisfy applicable tax obligations incurred as the result of any exercise or vesting event) until such time as he has accumulated stock with a value of at least two and one-half times his annual salary. In addition, in 2005 our company paid Mr. Evans (1) a one-time signing bonus of $150,000 and (2) $200,000 to be used to cover expenses associated with relocating to the Phoenix-Scottsdale metropolitan area.
The employment agreements also provide for severance payments upon termination of employment as a result of death or disability, termination by our company without cause, termination by the executive for good reason, or termination in connection with a change in control. In addition, the employment agreements provide for payments upon retirement if age and/or length of service requirements have been met. See “Executive Compensation — Potential Payments Upon Termination or Change in Control” for a description of these provisions in the employment agreements.
Annual Cash Incentive Compensation. In February 2006, the Board approved the EICP. Our stockholders approved the EICP at the 2006 Annual Meeting. The EICP is designed to preserve the tax deductibility under Code Section 162(m) of payments made to our CEO and the other four most highly compensated executives in any given year. The performance period under the EICP is our company’s fiscal year or such other period as may be designated by the Compensation Committee. In no event, however, will any performance period be less than six months or more than five years.
Under the EICP, our CEO is eligible for an award for each performance period in an amount equal to up to 0.50% of our Operating Income Before Depreciation and Amortization (as defined in the EICP) for that performance period. Each of the participants in the EICP other than our CEO is eligible for an award for each performance period in an amount equal to up to 0.25% of Operating Income Before Depreciation and Amortization for such performance period. Notwithstanding the foregoing, the maximum award that may be paid under the EICP to our CEO for any fiscal year of our company is the lesser of (a) an amount equal to 0.50% of Operating Income Before Depreciation and Amortization, or (b) $5.0 million, and the maximum award that may be paid to any participant other than our CEO for any fiscal year of our company is the lesser of (i) an amount equal to 0.25% of Operating Income Before Depreciation and Amortization, or (ii) $3.0 million.
Subject to the foregoing limitations, the Compensation Committee may condition payment of an award upon the satisfaction of such objective or subjective standards as the Compensation Committee determines to be appropriate, in its sole and absolute discretion, and the Compensation Committee will retain the discretion to reduce the amount of any award that would otherwise be payable to a participant, including reducing such amount to zero. In February 2007, the Compensation Committee approved the 2007 Senior MIP, which established the 2007 performance goals under the EICP. The Compensation Committee used the 2007 Senior MIP as part of its objective and subjective standards to determine whether or not to exercise its discretion to reduce the amount of any award that would otherwise be payable to a participant with respect to 2007 under the EICP. Under the 2007 Senior MIP, the incentive payment was calculated based upon achievement of company performance goals. No individual objectives were utilized. The performance goals and respective weightings were as follows:
•	Earnings before interest, taxes, depreciation and amortization (“EBITDA”): 70% of target bonus
•	For the purposes of the 2007 Senior MIP, “EBITDA” means the aggregate EBITDA for the entire company (i.e., including all subsidiaries, divisions, and organizational levels). EBITDA would be adjusted to remove the impact of (a) restructuring charges and severance charges to the extent that these were included in the results of the Operations Support Center (only), and (b) gains and losses on divestitures, discontinued operations, and non-cash impairments. All adjustments remained at the discretion of the Compensation Committee.
•	Return on Invested Capital: 15% of target bonus
•	“Return on Invested Capital” means Earnings Before Interest and Taxes (“EBIT”) for the year less taxes at an assumed rate of 40%, divided by the average (based on year-end results) Net Tangible Assets (“NTA”). NTA means (x) total assets less cash, goodwill, any assets arising out of the pension plans, derivative assets, deferred income tax assets and investments in consolidated subsidiaries, minus (y) liabilities excluding all debt and accrued balances for insurance reserves, pension plans, interest, closure and post-closure, remediation, derivative liabilities, and deferred and other long term income tax obligations. EBIT and NTA will be adjusted for the same items as EBITDA.
•	Free Cash Flow: 15% of target bonus
•	“Free Cash Flow” means cash flow from operations, less capital expenditures, plus proceeds from fixed asset sales plus or minus the change in disbursement account.
In February 2008, the Compensation Committee certified that (a) our company’s EBITDA and Return on Invested Capital for 2007 was between the target and stretch financial performance goals and (b) our Free Cash Flow for 2007 exceeded the stretch goal for that performance criteria. The 2007 EBITDA goals were adjusted to remove the target amounts for discontinued operations. Actual 2007 EBITDA was also adjusted for discontinued operations and gains and losses on divestitures. The 2007 Senior MIP goals and actual results as adjusted were as follows:

2007 Senior MIP Performance Goals

	Threshold	Target	Stretch	Actual Results
EBITDA (in millions of dollars)	$1,603	$1,641	$1,702	$1,650
ROIC	14.02%	14.56%	15.39%	15.35%
Free Cash Flow (in millions of dollars)	$269	$304	$354	$479
In addition, some NEOs elected to receive a portion of their incentive compensation in RSUs (“Conversion RSUs”). In connection with this election, our company granted a number of additional RSUs equal to 50% of the Conversion RSUs (the “Conversion Match RSUs”). Accordingly, we paid cash incentive compensation to each of the NEOs and in some cases granted Conversion RSUs and Conversion Match RSUs for 2007 as set forth under “Executive Compensation — Summary Compensation Table”.
In February 2008, the Compensation Committee approved the 2008 Senior MIP, which established the performance goals for 2008 under the EICP. Each of the participants in the 2008 Senior MIP will have an opportunity to earn an amount of annual incentive equal to a percentage of the participant’s annualized base salary as of December 31, 2008. Our CEO has an opportunity to earn a targeted annual incentive equal to 115% and a stretch annual incentive equal to 230% of his base salary for 2007. Each of our other executive officers has an opportunity to earn a targeted annual incentive equal to 100% and a stretch annual incentive equal to 200% of that officer’s base salary for 2008.
The 2008 Senior MIP does not utilize any individual objectives. Incentive payments under the 2008 Senior MIP will be calculated based upon achievement of the following company performance goals, which will be weighted relative to the targeted bonuses as follows:
•	Earnings before interest, taxes, depreciation and amortization (“EBITDA”): 60% of target bonus
•	For the purposes of the 2008 Senior MIP, “EBITDA” means the aggregate EBITDA for the entire company (i.e., including all subsidiaries, divisions, and organizational levels). EBITDA will be adjusted to remove the impact of (a) restructuring charges and severance charges to the extent that these were included in the results of the Operations Support Center (only), and (b) gains and losses on divestitures, discontinued operations, impairments, and unbudgeted material acquisitions and divestitures. All adjustments remain at the discretion of the Compensation Committee.
•	Return on Invested Capital: 20% of target bonus
•	“Return on Invested Capital” means Earnings Before Interest and Taxes (“EBIT”) for the year less taxes at an assumed rate of 40%, divided by the average (based on year-end results) Net Tangible Assets (“NTA”). NTA means (x) total assets less cash, goodwill, any assets arising out of the pension plans, derivative assets, deferred income tax assets and investments in consolidated subsidiaries, minus (y) liabilities excluding all debt and accrued balances for insurance reserves, pension plans, interest, closure and post-closure, remediation, derivative liabilities, deferred and other long term income tax obligations, and obligations arising from FIN 48 tax accruals. EBIT and NTA will be adjusted for the same items as EBITDA.
•	Free Cash Flow: 20% of target bonus
•	“Free Cash Flow” means cash flow from operations, less capital expenditures, plus proceeds from fixed asset sales.
EBITDA and EBIT will include all accruals necessary to pay out annual incentives. All measures will be prepared on a consistent basis (i.e., adjusting for material changes caused by new accounting rules or new interpretations of previous accounting rules). All payouts will be interpolated between payout tiers. In addition, the Compensation Committee has discretion to adjust performance goals under the 2008 Senior MIP if a major acquisition, divestiture or other extraordinary event results in a significant impact on the ability to achieve the goals. These events would include those that in the Committee’s judgment are beyond the reasonable control of the employees and that have a significant impact on the ability to achieve the previously established goals. Examples include acts or war or terrorism, natural disasters, labor shortages and discontinuances of business lines.
The following table provides certain information with respect to potential future payouts to each of our current executive officers under the 2008 Senior MIP:

	Estimated Possible Payouts Under the 2008 Senior MIP(1)
Name	Threshold	Target	Maximum
John J. Zillmer	$53,188	$1,063,750	$2,127,500
Donald W. Slager	40,000	800,000	1,600,000
Peter S. Hathaway	30,750	615,000	1,230,000
Timothy R. Donovan	25,000	500,000	1,000,000
Edward A. Evans	22,300	446,000	892,000

(1)	The maximum annual incentive that may be paid to any participant under the 2008 Senior MIP cannot exceed the lesser of (a) 200% (230% in the case of the CEO) of the participant’s annual base salary, or (b) $3,000,000 ($5,000,000 in the case of the CEO).
Executives who are selected to participate in our annual incentive compensation plans, including the NEOs, may elect to receive up to 40% of their incentive award payments (if any) in the form of Conversion RSUs. Participants must make this election no later than June of the applicable plan year. If and to the extent a participant who makes the election receives a payment under the plan, then the participant will receive the number of Conversion RSUs equal to (a) the product of (i) the total award times (ii) the percentage of the award that the participant elected to receive in the form of RSUs, divided by (b) the closing market price of our common stock on February 15, 2009. The Conversion RSUs will be fully vested on the award date and will automatically convert into shares of our common stock on the first anniversary of the award date.
In addition, if a participant elects to receive Conversion RSUs our company will grant a number of Conversion Match RSUs equal to 50% of the Conversion RSUs. The Conversion Match RSUs will automatically convert into shares of common stock on the second anniversary of the award date, except that the Conversion Match RSUs will automatically be forfeited if the participant’s service with our company terminates for any reason prior to vesting unless otherwise stated in an employment or other written agreement with our company.
Long-Term Cash Incentive Compensation. In 2002, our company established a Long-Term Incentive Plan (“LTIP”) that was designed to (a) provide certain management personnel with a long-term cash incentive component of compensation that relies on financial performance of our company; (b) reward certain management personnel with an opportunity to share in our company’s success; (c) strengthen the link between pay and performance; (d) facilitate the retention of key employees; and (e) balance the focus between short-term and long-term corporate objectives. The Compensation Committee established performance goals for each cycle of the LTIP based upon the metrics reflecting one or more of the following business measurements: earnings, cash flow, revenues, financial return ratios, debt reduction, risk management, customer satisfaction, and total stockholder returns, any of which may be measured either in absolute terms or as compared with another company or companies or with prior periods. At the end of each performance cycle, the Compensation Committee determines the actual awards based upon achievement of the performance goals for that cycle. The Compensation Committee had the discretion to adjust the performance goals for the cycle if a major acquisition, divestiture or other extraordinary event resulted in a significant impact on the ability to achieve the goals.
The Compensation Committee previously established a performance cycle under the LTIP for the three-year period from 2005-2007. In February 2006, the Compensation Committee decided not to implement a new LTIP performance cycle beginning in 2006.

LTIP awards for the 2005-2007 performance cycle were payable only if our company achieved, on an overall basis for the three-year performance cycle, specified goals for average annual cash flow from operations (weighted at 60%) and improvements in the return on invested capital (weighted at 40%). The Compensation Committee believes that these performance goals were aligned with the long-term stockholder value creation goals of increasing operating performance and reducing balance sheet leverage.
In February 2008, the Compensation Committee certified that our company had achieved (a) performance between the target and stretch goals for annual cash flow from operations for the 2005-2007 performance cycle; and (b) performance above the stretch goal for return on invested capital for the 2005-2007 performance cycle. In determining the payout of the 2005-2007 cycle, the Committee adjusted for financial markets transactions and an IRS claim payment, both of which were identified as potential adjustments when developing the plan. In addition, the Committee adjusted for accounting reclassification changes that impacted cash flow from operations. Accordingly, our company paid 178% of target award to the NEOs for the 2005-2007 performance cycle.

	2005-2007 LTIP Goals
	Threshold	Target	Stretch	Actual Results
Cash Flow from Operations (in millions of dollars) (1)	$757.0	$890.0	$979.0	$946.3
2007 ROIC (2)	4.5%	4.8%	5.1%	5.33%

(1)	Cash flow from operations goals are a three year average. Actual results were adjusted for discontinued operations, financial markets transactions and IRS claim payments. Attainment against these goals impacted 60% of the target LTIP award.

(2)	ROIC goals are a 2007 fiscal year number. This calculation of ROIC includes goodwill and therefore will not tie to the ROIC calculation used in the 2007 Senior MIP. Attainment against these goals impacted 40% of the target LTIP award.
Equity-Based Awards. We maintain various equity-based compensation plans, as described under “Equity Compensation Plan Information as of Fiscal Year-End”. In December 2006, the Compensation Committee awarded RSUs and stock options under the 2006 Stock Plan to each of our NEOs, as follows:

	Number of
	Restricted Stock	Number of Stock	Exercise Price of
Name	Units	Options	Stock Options
John J. Zillmer	—	425,000	$12.91
Donald W. Slager	—	166,600	$12.91
Peter S. Hathaway	—	83,300	$12.91
Timothy R. Donovan	—	—	—
Edward A. Evans	—	83,300	$12.91
These options were intended to be part of the NEO’s compensation for 2007. All of the options have a grant date of December 5, 2006. These options vest at the rate of one-fourth on each of the first through fourth anniversaries of the grant date. Mr. Donovan was not granted any options on December 5, 2006 because he did not start with the company until April 11, 2007.
In April 2007, the Compensation Committee awarded stock options and RSUs under the 2006 Stock Plan to Mr. Donovan as part of his initial employment with the company, as described under Item 11, “Executive Compensation — Grants of Plan-Based Awards During 2007.”
In December 2007, the Compensation Committee awarded stock options under the 2006 Stock Plan to each of our NEOs, as described under “Executive Compensation — Grants of Plan-Based Awards During 2007”. These options are intended to be part of the NEOs’ compensation for 2008.
In February 2008, the executives that elected to receive a portion of their 2007 incentive compensation in RSUs were granted Conversion RSUs and Conversion Match RSUs as part of the 2007 Senior MIP.

Although they were not granted until February 2008, these RSUs were deemed granted as of December 31, 2007 under SFAS 123(R). See “Executive Compensation — Grants of Plan-Based Award During 2007” for further description of these grants.
Stock Ownership and Retention Guidelines for Executive Officers. In February 2006, the Board, acting through a special subcommittee, approved stock ownership and retention guidelines in order to encourage our executive officers to acquire and retain ownership of a significant number of shares of common stock while they serve as directors or officers of our company. Under the guidelines, persons who are designated by the Board as “executive officers” of our company under the Exchange Act are expected to hold shares of common stock having a value as set forth in the table below. Each person designated as an executive officer will be expected to retain 50% of all shares (after deducting shares used to satisfy applicable tax obligations incurred as a result of any exercise or vesting event) received from our company in any manner until their ownership threshold is met.

Multiple of
Position(1)	Base Salary(2)
Chairman of the Board	3x
Chief Executive Officer	3x
President	3x
Executive Vice President	2.5x

(1)	An officer’s highest position will determine the ownership guideline that he must attain.

(2)	“Base salary” is determined as of the date the guidelines were adopted and thereafter at the beginning of each year of the executive’s employment term. The stock price initially was a fixed price of $8.00 per share. The stock price was reviewed in December 2006 and adjusted to $11.50. No change was made based upon a review of the stock price in December 2007. The impact of changes in both base salary and stock price will be reviewed at least annually.
Salary and Cash Incentive Awards in Proportion to Total Compensation. As noted under “Executive Compensation — Compensation Discussion and Analysis”, we believe that a substantial portion of each NEO’s compensation should be in the form of equity awards. “Substantial” does not necessarily mean “majority”, but rather an amount that is meaningful to the executive. The following table sets forth the percentage of each NEO’s total compensation that we paid in the form of base salary and cash incentive awards under the 2007 Senior MIP and 2005-2007 LTIP. The percentage is calculated as base salary and cash incentive awards under the 2007 Senior MIP and 2005-2007 LTIP divided by total compensation. Cash paid under the 2007 Senior MIP excludes the amounts executives elected to take in the form of restricted stock units in lieu of cash. Total compensation for this calculation includes base salary, cash incentive awards under the 2007 Senior MIP and 2005-2007 LTIP, the grant date fair value of equity granted for 2007 compensation, and the grant date fair value of Conversion RSUs and Conversion Match RSUs granted as part of the 2007 Senior MIP.

Percentage
of Total
Compensation
Name	Paid in Cash
John J. Zillmer	48%
Donald W. Slager	64%
Peter S. Hathaway	76%
Timothy R. Donovan	44%
Edward A. Evans	62%
The percentage paid in cash in 2007 is higher than our company’s stated target percentage due to both the 2007 Senior MIP and 2005-2007 LTIP paying in excess of target. Mr. Donovan was not eligible for a 2005-2007 LTIP award since he did not join the Company until April 2007.

Fiscal Year-End Holdings of Equity-Based Awards
The following table sets forth certain information regarding equity-based awards held by each of the NEOs as of December 31, 2007.
Outstanding Equity Awards at Fiscal Year-End — 2007

	Option Awards						Stock Awards
	Number of Unexercised									Unearned Shares,
	Options (#)						Units of Stock			Units or Other Rights
							That Have Not Vested			That Have Not Vested
												Equity Incentive
										Equity		Plan Awards:
					Option	Option			Market	Incentive		Market
					Exercise	Expiration	Number of		Value of	Plan Awards:		or Payout
Name	Exercisable		Unexercisable		Price ($)	Date	Shares (#)		Shares ($) (1)	Number (#)		Value ($) (1)

John J. Zillmer	516,673		483,327	(2)	$7.68	05/27/2015	—		$—	—		$—
	99,000		396,000	(3)	8.90	01/03/2016	—		—	—		—
	106,250		318,750	(4)	12.91	12/05/2016	—		—	—		—
	—		350,000	(5)	10.88	12/17/2017	—		—	—		—
	—		—		—	—	24,173	(6)	266,386	—		—
	—		—		—	—	128,000	(3)	1,410,560	—		—
	—		—		—	—	26,813	(7)	295,479	—		—
	—		—		—	—	—		—	33,334	(9)	367,341

Donald W. Slager	30,000		—		$21.19	02/26/2008	—		—	—		—
	80,000		—		21.06	12/29/2008	—		—	—		—
	175,000		—		13.31	04/06/2009	—		—	—		—
	75,000		—		10.32	12/11/2012	—		—	—		—
	150,000		—		9.03	05/22/2013	—		—	—		—
	53,200		79,800	(10)	8.74	12/30/2015	—		—	—		—
	41,650		124,950	(4)	12.91	12/05/2016	—		—	—		—
	—		250,000	(8)	11.48	12/11/2017	—		—	—		—
	—		—		—	—	145,716	(11)	1,605,790	—		—
	—		—		—	—	27,000	(12)	297,540	—		—
	—		—		—	—	12,000	(10)	132,240	—		—
	—		—		—	—	17,345	(7)	191,142	—		—

Peter S. Hathaway	125,000	(13)	—		$21.06	12/29/2008	—		—	—		—
	150,000		—		13.31	04/06/2009	—		—	—		—
	60,000		—		10.32	12/11/2012	—		—	—		—
	100,000		—		9.03	05/22/2013	—		—	—		—
	25,200		37,800	(10)	8.74	12/30/2015	—		—	—		—
	20,825		62,475	(4)	12.91	12/05/2016	—		—	—		—
	—		100,000	(8)	11.48	12/11/2017
	—		—		—	—	109,284	(11)	1,204,310	—		—
	—		—		—	—	36,428	(14)	401,437	—		—
	—		—		—	—	18,000	(12)	198,360	—		—
	—		—		—	—	5,400	(10)	59,508	—		—
	—		—		—	—	6,667	(7)	73,470	—		—

Timothy R. Donovan	—		150,000	(15)	$12.41	04/11/2017	—		—	—		—
	—		100,000	(8)	11.48	12/10/2017	—		—	—		—
	—		—		—	—	10,000	(15)	110,200	—		—

Edward A. Evans	75,000		75,000	(16)	$8.20	09/19/2015	—		—	—		—
	44,400		66,600	(10)	8.74	12/30/2015	—		—	—		—
	20,825		62,475	(4)	12.91	12/05/2016	—		—	—		—
	—		100,000	(8)	11.48	12/11/2017	—		—	—		—
	—		—		—	—	10,000	(16)	110,200	—		—
	—		—		—	—	10,200	(10)	112,404	—		—
	—		—		—	—	9,670	(7)	106,563	—		—

(1)	Calculated based upon the closing market price of our common stock on December 31, 2007, which was $11.02 per share.

(2)	Pursuant to his employment agreement, we granted to Mr. Zillmer options to acquire up to 1,000,000 shares of common stock on May 27, 2005. An aggregate of 200,000 options vested on May 27, 2006, and the remainder vest pro rata each month thereafter over a period of four years. Therefore, 16,667 of these options continue to vest each month.

(3)	These awards were granted to Mr. Zillmer on January 3, 2006. The first tranche of these awards vested on January 3, 2007. The remaining awards vest as follows:

Award Type	1/3/2008	1/3/2009	1/3/2010	1/3/2011
Stock Options	99,000	99,000	99,000	99,000
RSUs	32,000	32,000	32,000	32,000

(4)	These options were granted to the NEOs on December 5, 2006. The first tranche of these awards vested on December 5, 2007. The remaining awards vest as follows:

Name	12/5/2008	12/5/2009	12/5/2010
John J. Zillmer	106,250	106,250	106,250
Donald W. Slager	41,650	41,650	41,650
Peter S. Hathaway	20,825	20,825	20,825
Edward A. Evans	20,825	20,825	20,825

(5)	These options were granted to Mr. Zillmer on December 17, 2007 and vest as follows:

Award Type	12/17/2008	12/17/2009	12/17/2010	12/17/2011
Stock Options	87,500	87,500	87,500	87,500

(6)	Pursuant to his employment agreement, we granted to Mr. Zillmer 50,000 shares of restricted stock on May 27, 2005. An aggregate of 10,000 shares vested on May 27, 2006, and the remainder vest pro rata each month thereafter over a period of four years. Therefore, 833 shares of restricted stock continue to vest each month. These shares are dividend-eligible, however we have not paid dividends on our common stock and are currently prohibited by the terms of our loan agreements from paying any dividends except as was required to the Series D mandatory convertible preferred stockholders.

(7)	These Conversion Match RSUs were granted as part of the 2007 Senior MIP and cliff vest on February 28, 2010. Although they were not granted until February 29, 2008, under SFAS 123(R) they are deemed to be granted as of December 31, 2007. The Conversion RSUs granted under the 2007 Senior MIP are not shown in this table since they are vested at the time of grant. The Conversion RSUs are not issued until one year following the grant date.

(8)	These options were granted on December 11, 2007 and vest as follows:

Name	12/11/2008	12/11/2009	12/11/2010	12/11/2011
Donald W. Slager	62,500	62,500	62,500	62,500
Peter S. Hathaway	25,000	25,000	25,000	25,000
Timothy R. Donovan	25,000	25,000	25,000	25,000
Edward A. Evans	25,000	25,000	25,000	25,000

(9)	Pursuant to his employment agreement, we granted to Mr. Zillmer 50,000 shares of restricted stock on May 27, 2005, which vest based upon the attainment of certain levels of EBITDA over a period of not longer than seven years beginning on January 1, 2006. The first and second tranches of 16,666 shares each vested on February 14, 2007 and February 14, 2008 respectively, as the result of the achievement of the target EBITDA specified in Mr. Zillmer’s restricted stock agreement. These shares are dividend-eligible, however we have not paid dividends on our common stock and are currently prohibited by the terms of our loan agreements from paying any dividends except as was required to the Series D mandatory convertible preferred stockholders.

(10)	These awards were granted on December 30, 2005. The first and second tranches of these awards vested on December 30, 2006 and December 30, 2007, respectively. The remaining awards vest as follows:

Name	Award Type	12/30/08	12/30/09	12/30/10
Donald W. Slager	Stock Options	26,600	26,600	26,600
Donald W. Slager	RSUs	4,000	4,000	4,000
Peter S. Hathaway	Stock Options	12,600	12,600	12,600
Peter S. Hathaway	RSUs	1,800	1,800	1,800
Edward A. Evans	Stock Options	22,200	22,200	22,200
Edward A. Evans	RSUs	3,400	3,400	3,400

(11)	These RSUs were granted to the following NEOs on April 27, 2000, and vest as follows:

Name	4/27/2008	4/27/2009	4/27/2010
Donald W. Slager	48,571	48,571	48,574
Peter S. Hathaway	36,429	36,429	36,426

(12)	These RSUs were granted on January 3, 2005. The first and second tranches of these RSUs vested on January 3, 2006 and January 3, 2007, respectively. The remaining RSUs vest as follows:

Name	1/3/2008	1/3/2009	1/3/2010
Donald W. Slager	9,000	9,000	9,000
Peter S. Hathaway	6,000	6,000	6,000

(13)	The number shown includes 25,000 options held by the Hathaway Family Limited Partnership (the “Hathaway FLP”). Mr. Hathaway is a General Partner and a Limited Partner of the Hathaway FLP.

(14)	These RSUs were granted on July 26, 2000, and vest as follows:

Name	7/26/2008	7/26/2009	7/26/2010
Peter S. Hathaway	12,143	12,143	12,142

(15)	Pursuant to his employment agreement, we granted to Mr. Donovan options to acquire up to 150,000 shares of common stock and 10,000 RSUs on April 11, 2007. These awards vest as follows:

Award Type	4/11/2008	4/11/2009	4/11/2010	4/11/2011
Stock Options	37,500	37,500	37,500	37,500
RSUs	2,500	2,500	2,500	2,500

(16)	These awards were granted on September 19, 2005. The first and second tranches of these awards vested on September 19, 2006 and September 19, 2007, respectively, and the remaining awards vest as follows:

Award Type	9/19/2008	9/19/2009
Stock Options	37,500	37,500
RSUs	5,000	5,000
Option Exercises and Vesting of Stock-Based Awards During Fiscal 2007
None of our NEOs exercised any of their vested stock options during 2007. The following table sets forth certain information regarding the vesting of restricted stock and RSUs held by the NEOs during the year ended December 31, 2007.
Option Exercises And Stock Vested — 2007

	Stock Awards
	Number of Shares	Value Realized on
	Acquired on Vesting	Vesting
Name	(#)(1)	($)(2)
John J. Zillmer	58,662	$734,814
Donald W. Slager	75,460	981,739
Peter S. Hathaway	64,706	841,824
Timothy R. Donovan	—	—
Edward A. Evans	8,400	102,700

(1)	Represents the vesting of restricted stock and issuance of shares of stock issued upon vesting of RSUs. Amounts shown exclude Conversion RSUs granted as part of the 2007 Senior MIP in lieu of cash incentives that would otherwise have been paid to the NEO. Conversion RSUs are vested at the time of grant, but are not issued until one year following the grant date of 2/29/2008. Conversion RSUs will appear in this table in 2009. For purposes of FAS 123(R), Conversion RSUs are deemed to have been granted on 12/31/2007. For further information on these RSUs see the Grants of Plan Based Awards Table in this Executive Compensation section of this proxy statement. Amounts shown also exclude Conversion Match RSUs. Conversion Match RSUs granted as part of the 2007 Senior MIP will not vest until 2/28/2010 and will be shown in this table for 2010. See “Executive Compensation — Fiscal Year-End Holdings of Equity-Based Awards.”

(2)	Calculated by multiplying the number of shares or RSUs vested by the closing market price of our common stock on the vesting date.
Retirement Plans
Under our Supplemental Executive Retirement Plan (“SERP”), which was adopted by the Board effective August 1, 2003, and amended and restated most recently on February 9, 2006, we will pay retirement benefits to certain executives employed by our company. The Board selects executives that participate in the SERP. Qualifications to receive retirement payments under the SERP are outlined in schedules attached to the SERP or in each executive’s employment agreement. Each of our NEO’s respective qualification requirements to earn benefits under the SERP is as follows:

	SERP Qualification Requirements
	Years of		Sum of Age and
Name	Service	Age	Years of Service
John J. Zillmer	10	N/A	N/A
Donald W. Slager	20	55	63
Peter S. Hathaway	9	55	63
Timothy R. Donovan	10	N/A	N/A
Edward A. Evans	10	N/A	N/A
Subject to certain contingencies, executives who qualify to participate in the SERP will be entitled to maximum retirement payments for each year during the ten years following retirement in an amount equal to 60% of his average base salary during the three consecutive full calendar years of employment immediately preceding the date of retirement. These contingencies include the executive’s ongoing duty to protect confidential information, remain subject to covenants not to compete and not to solicit employment for a specified period of time. If the NEO is found to have violated any of these provisions, retirement payments will not be paid. For purposes of the SERP, years of service include all whole years of employment with our company and with any entity acquired by us beginning with the executive’s initial date of employment with our company or the acquired entity. SERP payments will be made in substantially equal bi-weekly installments beginning as of the first payroll date immediately following the six-month anniversary of the date of termination and continuing until the first payroll date immediately following the ten-year anniversary of the date of termination, except that the first payment will include the amount that would have been paid prior to the actual first payment date if payments began on the first payroll date immediately following the date of termination. In the event of the executive’s death prior to payment of all retirement payments, the balance of any payments will be made to the executive’s surviving spouse, if any, or to any other beneficiary named by the executive at the same time as such payments would have been made to the executive.
Peter S. Hathaway, our Chief Financial Officer, participates in a tax-qualified pension plan sponsored by Browning-Ferris Industries, Inc., under which no new benefits have been earned since the plan was frozen in 1999. Under this plan, Mr. Hathaway is fully vested in his benefit, but cannot receive payment until age 55 or later. Mr. Hathaway can take this benefit in a lump sum or an annuity if he terminates his employment with our company after he reaches age 55.
The following table sets forth certain information with respect to each plan that provides for payments to our NEOs at, following, or in connection with retirement from our company.
Pension Benefits — 2007

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)(1)	($)
John J. Zillmer	SERP	2	$651,734	$—
Donald W. Slager	SERP	22	2,085,452	—
Peter A. Hathaway	SERP	16	2,306,529	—
	BFI Pension Plan	16	48,436	—
Timothy R. Donovan	SERP	0	86,894	—
Edward A. Evans	SERP	2	277,943	—

(1)	The amounts shown in this column represent the actuarial present value of each executive’s accumulated benefit under the SERP and, in the case of Mr. Hathaway, the BFI Pension Plan. These amounts are as determined pursuant to SFAS No.158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R) (“SFAS 158”). See Note 8 to the consolidated financial statements included in our Form 10-K for the year ended December 31, 2007, for a discussion of the relevant assumptions used in calculating the accumulated benefit obligation pursuant to SFAS 158.

Nonqualified Deferred Compensation
Our company currently maintains two non-qualified deferred compensation plans that permit eligible employees, including our NEOs, to voluntarily elect to defer up to 100% of base salary, annual incentives, long-term incentives, and RSUs provided that their total deferrals do not reduce their total compensation below the amount necessary to satisfy obligations such as employment taxes and benefit plan payments. Amounts deferred by an executive are credited with earnings or losses based on the rate of return of mutual funds selected by the executive, which the executive may change at any time. Our company does not make contributions to participants’ accounts under any of our deferred compensation plans. Distributions are paid in accordance with the participants’ elections with regard to the timing and form of distributions.
The following table sets forth certain information with respect to deferrals of compensation by our NEOs on a basis that is not tax-qualified.
Nonqualified Deferred Compensation — 2007

	Aggregate Earnings in	Aggregate Balance
	Last Fiscal	at Last Fiscal
Name	Year ($)(1)	Year-End ($)
John J. Zillmer	$—	$—
Donald W. Slager	—	—
Peter S. Hathaway	34,720	788,561
Timothy R. Donovan	—	—
Edward A. Evans	—	—

(1)	Amounts in this column are not included in the Summary Compensation Table.
Potential Payments upon Termination or Change in Control
As noted under “Executive Compensation — Narrative to Summary Compensation Table and Plan-Based Awards Table — Employment Agreements”, we have entered into employment agreements with each of our NEOs. These agreements provide for certain payments and other benefits if an NEO’s employment with our company is terminated under circumstances specified in his respective agreement, including a “change in control” of our company (as defined in the agreement). An NEO’s rights upon the termination of his or her employment will depend upon the circumstances of the termination. Central to an understanding of the rights of each NEO under the employment agreements is an understanding of the definitions of “Cause”, “Good Reason”, and “Disability” that are used in those agreements. For purposes of the employment agreements:
•	We have Cause to terminate the NEO if the NEO has engaged in any of a list of specified activities, including the conviction of a felony or any other crime involving our company, the breach of any material term of his employment agreement, the violation of any policies, rules, or regulations of our company, willful or deliberate conduct that exposes our company to potential financial or other injury, fraud, misappropriation of assets, embezzlement, the willful and deliberate failure or refusal to perform his assigned duties, or the breach of any duty of loyalty to our company.

•	The NEO is said to have Good Reason to terminate his employment (and thereby receive the benefits described below) if we assign the NEO duties that are materially inconsistent with his position, materially diminish the NEO’s position, materially breach any of the provisions of the employment agreement, materially reduce the NEO’s compensation or benefits, require that the NEO relocate permanently to any location without his consent, except where the majority of our executive officers are relocated, or fail to comply with, or prevent or impede the NEO from complying with any legal obligation in a manner that would subject the NEO to liability.

•	The NEO’s employment is said to have been terminated on account of Disability if the NEO has an illness or other disability that prevents the executive from discharging his responsibilities under his employment agreement for a period of 180 consecutive calendar days, or an aggregate of 180 calendar days in any calendar year.
The employment agreements require, as a precondition to the receipt of the payments described below other than unpaid base salary, accrued but unpaid paid leave, and earned but unpaid incentive compensation through the date of termination (the “Unrestricted Payments”), that the NEO sign a release in which he waives all claims that he might have against us and certain associated individuals and entities. The agreements also include provisions that:
•	prohibit the executive from disclosing our company’s confidential information to any person or entity at any time during or after the term of his employment with our company other than as may be necessary to carry out his duties and responsibilities under the agreement or with our company’s prior written consent;

•	require the executive to disclose and assign to our company any information, ideas, concepts, improvements, discoveries, and inventions related to our business, products, or services; and

•	prohibit the executive, during the term of his employment and for a period of up to three years after termination of his employment, from (a) engaging in certain activities that are competitive with our business, (b) soliciting any of our employees to leave employment with our company, (c) soliciting any customer, potential customer, or acquisition prospect for the purpose of ending or avoiding a business relationship, or (d) using any information regarding actual or potential customers or acquisition targets for any purpose other than to perform his duties under the employment agreement.
The employment agreements provide that if the executive fails to comply with his obligations regarding confidentiality, disclosure and assignment of rights, non-competition, or non-solicitation following termination of his employment, then we will have the right to (a) terminate all payments and benefits payable in connection with the termination of employment, other than the Unrestricted Payments, and (b) recover any and all proceeds realized by the executive subsequent to the date of termination upon vesting, exercise, or sale of common stock granted or issued to him under our compensation plans.
The following table sets forth our payment obligations upon termination of the employment agreement with each of the NEOs. The following table assumes that the termination took place on December 31, 2007, the last day of our most recent fiscal year.

Termination as a Result of
	For Cause or			Good Reason
	Without Good	Death or		or Without			Change in
	Reason	Disability		Cause	Retirement		Control (1)
Unpaid base salary through date of termination	X	X		X	X		X
Accrued but unpaid vacation or paid leave	X	X		X	X		X
Earned but unpaid annual incentive compensation	X	X		X	X		X
Unpaid deferred compensation	X	X		X	X		X
Reimbursements	X	X		X	X		X
Multiple of (a) base salary in effect at termination plus (b) target annual incentive compensation for year in which termination occurs		X	(2)	X (3)			X	(4)
Continued medical, dental, and vision benefits (5)		X		X	X		X
Continued vesting under stock plans		X	(6)	X (7)	X	(7)
Full and immediate vesting under stock plans							X	(8)
Retirement benefits					X	(9)
Outplacement benefits (10)				X			X

(1)	Under the amended and restated employment agreements, each of the executives will be entitled to these payments if the executive’s employment agreement is terminated by the executive for “good reason” or by our company “without cause” within six months preceding or 12 months following the date on which a “change in control” occurs.

(2)	The multiple is 2x in the case of death or disability and the payments are to be made in substantially equal bi-weekly installments beginning as of the first payroll date immediately following the date of death or, in the case of disability, the six-

month anniversary of the date of termination and continuing until the first payroll date immediately following the two-year anniversary of the date of death or termination, except that in the case of disability, the first payment will include the amount that would have been paid prior to the actual first payment date if payments began on the first payroll date immediately following the date of termination. The following table sets forth the incremental payment obligations of our company for each of the officers named in the table based on salaries and annual incentive compensation targets for fiscal 2007, assuming the termination occurred on December 31, 2007.

Mr. Zillmer	Mr. Slager	Mr. Hathaway	Mr. Donovan	Mr. Evans
$3,977,500	$3,200,000	$2,460,000	$2,000,000	$1,784,000

(3)	The multiple is 2x for Messrs. Zillmer, Donovan and Evans and the multiple is 3x for Messrs. Slager and Hathaway. The payments are to be made in substantially equal bi-weekly installments beginning as of the first payroll date immediately following the six-month anniversary of the date of termination and continuing until the first payroll date immediately following the two-year anniversary (for Messrs. Zillmer and Evans) or the three-year anniversary (for Messrs. Slager and Hathaway) of the executive’s date of termination; provided, however, that the first payment will include the amount that would have been paid prior to the actual first payment date if payments began on the first payroll date immediately following the date of termination. The following table sets forth the incremental payment obligations of our company for each of the officers named in the table based on salaries and annual incentive compensation targets for fiscal 2007, assuming the termination occurred on December 31, 2007.

Mr. Zillmer	Mr. Slager	Mr. Hathaway	Mr. Donovan	Mr. Evans
$3,977,500	$4,800,000	$3,690,000	$2,000,000	$1,784,000

(4)	The multiple is 3x in the case of change in control. Such payments in connection with a change in control are to be paid in a lump sum within 30 days after the later of (a) the date of the change in control or (b) the six-month anniversary of the date of termination. The following table sets forth the incremental payment obligations of our company for each of the officers named in the table based on salaries and annual incentive compensation paid for fiscal 2007, assuming a change in control and termination of employment occurred on December 31, 2007.

Mr. Zillmer	Mr. Slager	Mr. Hathaway	Mr. Donovan	Mr. Evans
$5,966,250	$4,800,000	$3,690,000	$3,000,000	$2,676,000

Each of the amended and restated employment agreements also provides for a modified “gross-up” payment to the executive for excise taxes incurred by the executive under the Code due to cash payments made by our company as a result of termination of employment in connection with a change in control. Our company will be obligated to make a gross-up payment only if (a) the “excess parachute payments” to the executive (as defined in Code Section 280G) exceed the executive’s untaxed safe harbor amount and (b) the closing price of our company’s common stock on the date of the change in control equals or exceeds the “threshold share price” (as described below). The gross-up payment (i) will be capped at 250% of the “base amount” (as defined in Code Section 280G), and (ii) will not include any amounts payable to the executive under the SERP. Under the amended and restated employment agreements, the “threshold share price” of our common stock was $16.00 per share for calendar 2007 and is $18.40 per share for calendar 2008. The threshold share price increases at least 15% per year for subsequent calendar years, subject to review and adjustment by our Compensation Committee. Because the closing price of our common stock did not exceed the threshold amount under any of the employment agreements as of December 31, 2007, our company would not have incurred any incremental costs related to gross-up payments if the NEOs had been terminated in connection with a change in control on that date. For purposes of illustrating the potential tax gross-up payments, the following table sets forth the incremental tax gross-up payment obligations of our company under the amended and restated employment agreements for each of the officers named in the table based on salaries and annual incentive compensation paid for fiscal 2007, assuming a change in control and termination of employment occurred on December 31, 2007 and also assuming that the threshold amount for our company’s common stock on December 31, 2007 had been attained.

Mr. Zillmer	Mr. Slager	Mr. Hathaway	Mr. Donovan	Mr. Evans
$3,239,671	$2,820,501	$1,988,544	$1,508,211	$1,557,532

(5)	The executive employment agreements generally provide that our company will continue providing medical, dental, and/or vision coverage to the executive and/or the executive’s spouse and dependents at least equal to that which would have been provided if the executive’s employment had not terminated until the earlier of (a) the date the executive becomes eligible for any comparable medical, dental, or vision coverage provided by any other employer, (b) the date the executive becomes eligible for Medicare or any similar government-sponsored or provided health care program, or (c) in the case of termination as a result of death, disability, for good reason or without cause, the fifth anniversary of the executive’s date of termination. The following table sets forth the estimated incremental lump sum present value of the payment obligations of our company with respect to continued medical, dental, and/or vision coverage for each of the officers named in the table, calculated in accordance with generally accepted accounting principles for financial reporting purposes assuming (a) termination occurred on December 31, 2007, (b) termination was as a result of death, disability, for good reason or without cause (i.e., a maximum payment obligation of five years), (c) a 6.25% discount rate, and (d) increases in the cost of coverage trending from 10% to 5% over the five-year coverage term.

Mr. Zillmer	Mr. Slager	Mr. Hathaway	Mr. Donovan	Mr. Evans
$115,683	$89,676	$105,923	$101,805	$120,132

(6)	For Messrs. Slager and Hathaway, the continued vesting period is three years after the date of termination. For Messrs. Zillmer, Donovan and Evans, the continued vesting period is two years after the date of termination. In all cases, if the remaining term of the rights or interests is shorter than the continued vesting period, the continued vesting is limited by the remaining term. Per the terms of the 2006 Incentive Stock Plan, all options vest immediately upon death or disability and all options have been treated accordingly in these calculations. Amounts include the value of Conversion Match RSUs granted under the 2007 Senior MIP, which vest immediately upon death and are not forfeited upon disability. The following table sets forth the incremental value of such continued vesting with respect to each of the officers named in the table assuming termination occurred on December 31, 2007.

Mr. Zillmer	Mr. Slager	Mr. Hathaway	Mr. Donovan	Mr. Evans
$3,724,025	$2,408,656	$2,023,263	$55,100	$617,579

(7)	For Messrs. Slager and Hathaway, the continued vesting period is three years after the date of termination. For Messrs. Zillmer, Donovan and Evans, the continued vesting period is two years after the date of termination. In all cases, if the remaining term of the rights or interests is shorter than the continued vesting period, the continued vesting is limited by the remaining term. Per the terms of the 2006 Incentive Stock Plan, options granted prior to May 25, 2006 may have accelerated vesting in these circumstances if the executive is retirement eligible under the plan. Applicable options have been treated accordingly in these calculations. Amounts do not include the value of Conversion RSUs granted under the 2007 Senior MIP since they are already vested. Amounts do include the value of Conversion Match RSUs granted under the 2007 Senior MIP for Messrs. Slager and Hathaway since they would become vested during their continued vesting period. The following table sets forth the incremental value of such continued vesting with respect to each of the officers named in the table assuming termination occurred on December 31, 2007.

Mr. Zillmer	Mr. Slager	Mr. Hathaway	Mr. Donovan	Mr. Evans
$2,706,000	$2,408,656	$2,023,263	$55,100	$511,016

(8)	The following table sets forth the incremental value of accelerated vesting of stock options (calculated based on the excess of the closing market price of our common stock on December 31, 2007, over the exercise prices of such options) and the accelerated vesting of restricted stock and RSUs (calculated based on the closing market price of our common stock on December 31, 2007) for each of the officers named in the table, assuming termination occurred on December 31, 2007. These incremental amounts are in addition to the value of vested options as reflected in the “Outstanding Equity Awards at Fiscal Year-End” table.

Mr. Zillmer	Mr. Slager	Mr. Hathaway	Mr. Donovan	Mr. Evans
$4,842,599	$2,408,656	$2,023,263	$110,200	$692,515

(9)	If the employment agreement is terminated upon the executive’s retirement, he may be eligible to participate in the SERP. In addition, Mr. Hathaway participates in a tax-qualified plan sponsored by Browning-Ferris Industries, Inc. See “Executive Compensation — Retirement Plans”. The following table sets forth the actuarial present value of each executive’s accumulated benefit under the SERP and, in the case of Mr. Hathaway, the BFI Pension Plan. These amounts are as determined pursuant to SFAS 158. See note 8 to the consolidated financial statements included in our Form 10-K for the year ended December 31, 2007, for a discussion of the relevant assumptions used in calculating the accumulated benefit obligation pursuant to SFAS 158.

Mr. Zillmer	Mr. Slager	Mr. Hathaway	Mr. Donovan	Mr. Evans
$651,734	$2,085,452	$2,354,965	$86,894	$277,943

(10)	The employment agreements require our company to provide outplacement services through an agency of our choosing for one year after the date of termination, provided that the cost of such services cannot exceed $50,000 for each executive unless the Board or a Board committee approves a higher amount.
Mr. Zillmer’s original employment agreement provided that he would be entitled to receive certain severance payments if his employment agreement was terminated by our company as a result of “non-renewal” (as that term was defined in the original agreement). That provision was deleted from Mr. Zillmer’s amended and restated employment agreement.
The following table sets forth the total incremental payment obligations of our company for each of the officers named in the table based on salaries and annual incentive compensation targets for fiscal 2007, assuming (a) the termination occurred on December 31, 2007, and (b) the other assumptions set forth in the footnotes above, but excluding tax gross-up amounts.

Termination as a Result of	Mr. Zillmer	Mr. Slager	Mr. Hathaway	Mr. Donovan	Mr. Evans
For Cause or Without Good Reason	$—	$—	$—	$—	$—
Death or Disability	7,817,208	5,698,332	4,589,186	2,156,905	2,521,711
Good Reason or Without Cause	6,849,183	7,348,332	5,869,186	2,206,905	2,465,148
Retirement	3,473,417	4,583,784	4,484,151	243,799	909,091
Change in Control	10,974,532	7,348,332	5,869,186	3,262,005	3,538,647

EQUITY COMPENSATION PLAN INFORMATION AS OF FISCAL YEAR-END
We currently maintain (a) the 2006 Stock Plan; (b) the 1993 Incentive Stock Plan, as amended (the “1993 Plan”); and (c) the Amended and Restated 1994 Incentive Stock Plan, as amended (the “1994 Plan”). The 2006 Stock Plan, 1993 Plan, and 1994 Plan provide for the grant of non-qualified stock options, incentive stock options, shares of restricted stock, shares of phantom stock, stock bonuses, and certain cash bonuses. The 2006 Stock Plan also provides for the grant of RSUs and other equity-based awards. We also maintain the 2005 Directors’ Plan, as described under “Compensation of Directors”.
In May 2006, our stockholders approved the 2006 Stock Plan, which amended and restated our Amended and Restated 1991 Incentive Stock Plan (the “1991 Plan”) in its entirety. Under this plan a maximum of 34,886,905 shares of common stock may be issued pursuant to awards, including incentive stock options, granted under the 2006 Stock Plan (the “Share Limit”). As of December 31, 2007, 30,765,482 shares of common stock remain available for future issuance under the 2006 Stock Plan. Subject to certain exclusions, (a) any shares of common stock that are subject to awards of options or stock appreciation rights (“SARs”) will be counted against the Share Limit as one share for every one share granted, and (b) any shares of common stock that are subject to awards other than options or SARs will be counted against the Share Limit as one and one-half shares for every one share granted. Any shares subject to an award granted under the 2006 Stock Plan (including shares subject to prior awards made under the 1991 Plan) that are not delivered because the award expires unexercised or is forfeited, terminated, canceled, or exchanged for awards that do not involve common stock, or any shares of common stock that are not delivered because the award is settled in cash will immediately be added back to the Share Limit and will be available for future awards. The number of shares that are added back to the Share Limit will be calculated in the same manner as when shares were deducted from the Share Limit for the award.
Subject to certain exclusions, the aggregate number of shares of common stock that may be covered by awards granted to any one individual in any year under the 2006 Stock Plan may not exceed (a) 1,500,000 shares in the case of options and SARs; and (b) 750,000 shares in the case of restricted stock, RSUs, performance awards denominated in shares of stock, and stock bonuses. Also subject to certain exclusions, the aggregate dollar value of awards that may be granted to any one individual in any year may not exceed (i) $5,000,000 in the case of cash awards; and (ii) $10,000,000 in the case of performance awards denominated in dollars.
No further awards may be granted under the 1993 Plan or the 1994 Plan. Outstanding awards under the 1993 Plan and the 1994 Plan, however, will remain in effect until exercise or expiration, pursuant to their respective terms.
The following table provides information as of December 31, 2007, with respect to compensation plans under which our equity securities are authorized for issuance, which includes the 2006 Stock Plan, the 1993 Plan, the 1994 Plan, and the 2005 Directors’ Plan.
Equity Compensation Plan Information

(c)
Number of Securities
	(a)	(b)	Remaining Available
	Number of Securities to	Weighted-Average	For Future Issuance
	Be Issued upon Exercise	Exercise Price of	Under Equity
	Of Outstanding Options,	Outstanding	Compensation Plans
	RSUs, Warrants and	Options, Warrants	(excluding securities
Plan Category	Rights(1)	and Rights(1)	reflected in column (a))
Equity compensation plans approved by security holders (1)	23,253,144	$11.82	32,118,125
Equity compensation plans not approved by security holders	—		—

Total	23,253,144		32,118,125

(1)	There are 46,390 stock options outstanding under the American Disposal Services, Inc. 1996 Stock Option Plan (the “American Disposal Plan”), which were assumed as part of the merger of American Disposal and our company in October 1998. These stock options are held by eight former employees and consultants of American Disposal and are exercisable for 76,544 shares of our common stock (after giving effect to the exchange ratio provided in the merger). These 76,544 shares are included in column (a) and are reflected in the weighted average exercise price in column (b). These options have a weighted average exercise price of $24.04 per share. No further awards will be made under the American Disposal Plan.
As of December 31, 2007, the number of securities to be issued upon exercise of outstanding options, RSUs, warrants and rights totals to 23,253,144, which consists of (a) 19,991,004 stock options outstanding under our equity compensation plans with a weighted-average exercise price of $11.82 and a weighted-average term of approximately six years, and (b) 3,262,140 RSUs outstanding under our equity compensation plans. In addition, there were a total of 560,636 unvested shares of restricted stock outstanding under our equity compensation plans. The number of securities remaining available for future issuance under equity compensation plans totals to 32,118,125 shares which consists of 30,765,482 shares available under the 2006 Stock Plan and 1,352,643 shares available under the 2005 Directors’ Plan.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Our company has written policies and other established procedures regarding approval of transactions between our company and any employee, officer, director, and certain of their family members and other related persons, including those required to be reported under Item 404 of Regulation S-K. Under these policies, a majority of the disinterested members of the Audit Committee must approve any transaction between our company and any related party that involves more than $60,000. If a majority of the members of the Audit Committee are interested in the proposed transaction, then the transaction must be approved by a majority of the disinterested members of the Board (excluding directors who are employees of our company). We enter into such transactions only on terms that we believe are at least as favorable to our company as those that we could obtain from an unrelated third party.
Our Amended Shareholders’ Agreement with the Apollo/Blackstone Investors includes various agreements with the Apollo/Blackstone Investors relating to their original investment in our company in 1997 and their investment in connection with our acquisition of BFI in 1999. These agreements, among other things, grant the Apollo/Blackstone Investors rights to representation on the Board and to register under the Securities Act of 1933 the offer and sale of the securities of our company that they hold, and also govern the voting of these company securities. The Amended Shareholders’ Agreement is described in more detail under “Voting Agreements Regarding the Election of Directors”.
On June 20, 2006, we entered into a five-year participation agreement (“Participation Agreement”) with CoreTrust Purchasing Group LLC (“CPG”) designating CPG as exclusive agent for the purchase by our company of certain goods and services. CPG is a “group purchasing organization” which, on behalf of its various participants in its group purchasing program, secures from vendors pricing terms for goods and services on a more favorable basis than participants could obtain for themselves on an individual basis. Goods and services included under this Participation Agreement include equipment, products, supplies, and services available pursuant to vendor contracts between vendors and CPG. In connection with purchases by its participants (including us), CPG receives a commission from each vendor based on the amount of products and services purchased. Under the Participation Agreement we must purchase 80% of specified goods and services for certain of our office locations through CPG. In 2007, we purchased approximately $7.2 million worth of goods and services through CPG.
CPG will remit at least half of the commissions received from vendors in respect of purchases by our company under the Participation Agreement to Blackstone GPO L.L.C. or one of its affiliates (“Blackstone GPO”) in consideration for Blackstone’s facilitating our participation in CPG and monitoring the services that CPG provides to us. Blackstone GPO is an affiliate of Blackstone Management Associates II, L.L.C., which is a more than 5% beneficial owner of our stock and which has three designees on our Board.

RATIFICATION OF INDEPENDENT AUDITORS
(Proposal 2)
The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2008. Our by-laws do not require that our stockholders ratify the appointment of our independent auditors. The Audit Committee will consider the outcome of this vote in its decision to appoint independent auditors next year, but it is not bound by the stockholders’ decision. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of our company and its stockholders.
A representative of PricewaterhouseCoopers LLP will attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from stockholders.
Required Vote
The affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy and entitled to vote at the Annual Meeting is required for the ratification of PricewaterhouseCoopers LLP.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITORS FOR FISCAL 2008.

EXPENSES OF SOLICITATIONS
The cost of soliciting proxies will be borne by our company. In addition to solicitations by mail, regular employees of our company may, if necessary to assure the presence of a quorum, solicit proxies in person or by telephone without additional compensation. We will pay all costs of solicitation, including certain expenses of brokers and nominees who mail proxy materials to their customers or principals. Also, D. F. King and Co., Inc. has been hired to help in the solicitation of proxies for the 2008 Annual Meeting for a fee of approximately $13,500 plus associated costs and expenses.
MISCELLANEOUS MATTERS
The annual report to stockholders covering the fiscal year ended December 31, 2007 is included with this proxy statement. Our annual report contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934. The information contained in the “Compensation Committee Report” or the “Report of the Audit Committee” shall not be deemed “filed” with the Securities and Exchange Commission or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.
We will provide upon written request, without charge to each stockholder of record as of the Record Date, a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense incurred by us in furnishing such exhibits. Any such requests should be directed to our company secretary at our executive office as set forth in this proxy statement. These documents are also available on our website at www.alliedwaste.com.
Any stockholder who wishes to submit a proposal for action to be considered at the 2009 Annual Meeting of stockholders is required to submit such proposals:
•	No later than December 11, 2008, if the proposal is submitted for inclusion in our proxy materials pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934.

•	Between January 22, 2009 and February 21, 2009, if the proposal is submitted under our company’s bylaws, in which case we are not required to include the proposal in our proxy materials.
In any event, the proposal must be submitted in accordance with the requirements of our by-laws and, in the case of proposals submitted for inclusion in our proxy materials, applicable SEC rules. The Board is not aware of any other business to be considered or acted upon at the Annual Meeting other than those described above. If other business requiring a vote of stockholders is properly presented at the Annual Meeting, proxies will be voted on such matters in accordance with the judgment of the person or persons acting as proxy. If any matter not appropriate for action at the Annual Meeting should be presented, the holders of the proxies will vote against consideration thereof or action thereon.

By Order of the Board of Directors
/s/ John J. Zillmer
John J. Zillmer
Chairman of the Board and Chief Executive Officer

ANNUAL MEETING OF STOCKHOLDERS OF ALLIED WASTE INDUSTRIES, INC. May 22, 2008 Please date, sign and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 21030000000000000000 0 052208 1. Election of Directors by holders of Common Stock. 2. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting NOMINEES: firm (independent auditors) for fiscal year 2008. FOR ALL NOMINEES O David P. Abney O Charles H. Cotros THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF O James W. Crownover THE COMPANY. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE FOR ALL NOMINEES O William J. Flynn WITHHOLD AUTHORITY OF DIRECTION, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 & 2; AND, IN O David I. Foley THE DISCRETION OF THE PROXIES, ON SUCH OTHER MATTERS AS MAY FOR ALL EXCEPT O Nolan Lehmann PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT (See instructions below) O Leon J. Level THEREOF. O James A. Quella O John M. Trani O John J. Zillmer INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0 ALLIED WASTE INDUSTRIES, INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON MAY 22, 2008 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints John J. Zillmer and Timothy R. Donovan as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side of this proxy card, all shares of common stock of Allied Waste Industries, Inc. (the “Company”) held of record by the undersigned on March 24, 2008, at the Annual Meeting of Stockholders to be held on May 22, 2008, or any adjournment thereof. (Continued and to be signed on the reverse side) 14475

ANNUAL MEETING OF STOCKHOLDERS OF

ALLIED WASTE INDUSTRIES, INC.

May 22, 2008

PROXY VOTING INSTRUCTIONS

- OR -

- OR -

- OR -

COMPANY NUMBER	
ACCOUNT NUMBER	

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

21030000000000000000 0 052208

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors by holders of Common Stock.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ David P. Abney
- ○ Charles H. Cotros
- ○ James W. Crownover
- ○ William J. Flynn
- ○ David I. Foley
- ○ Nolan Lehmann
- ○ Leon J. Level
- ○ James A. Quella
- ○ John M. Trani
- ○ John J. Zillmer

Signature of Stockholder ____________ Date: ______ Signature of Stockholder ____________ Date: ______

ANNUAL MEETING OF STOCKHOLDERS OF ALLIED WASTE INDUSTRIES, INC. May 22, 2008 MAIL -Date, sign and mail your proxy card in the envelope provided as soon as possible. -OR TELEPHONE -Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call. -OR INTERNET -Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. -OR IN PERSON -You may vote your shares in person by attending the Annual Meeting.
COMPANY NUMBER —
ACCOUNT NUMBER —
21030000000000000000 0 052208
1. Election of Directors by holders of Common Stock. O David P. Abney O Charles H. Cotros O James W. Crownover O William J. Flynn O David I. Foley O Nolan Lehmann O Leon J. Level O James A. Quella O John M. Trani O John J. Zillmer FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: 2. —— — To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. — Signature of Stockholder Date: —— —
FOR AGAINST ABSTAIN Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm (independent auditors) for fiscal year 2008. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 & 2; AND, IN THE DISCRETION OF THE PROXIES, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF. Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.